Exhibit 99.1

CS DIAGNOSTICS CORP.

State of Incorporation: Wyoming
I.R.S. Employer Identification No.: 20-1290331
Principal Executive Offices:
1603 Capitol Avenue, Suite 413, Cheyenne, WY 82001, USA

+1 (307) 395 7333

www.csdcorp.us

info@csdcorp.us

Securities to be registered pursuant to Section 12(b): None
Securities to be registered pursuant to Section 12(g): Common Stock, $0.00001 par value

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	4

Business	4

Overview	4
Corporate History	5
Reverse Merger	5
Affiliated Companies	6
Products	7
CS Protect-Hydrogel	7
MEDUSA (Long-Acting Disinfectant)	10
Plan of Operations	12
Leased Offices	12

RISK FACTORS	13

Risks Related to the Company	13
Risks Related to Company’s Business and Operations	16
Risks Related to being a Publicly Traded Company	23
Risks Related to the Industry	25
Additional Risks	26

SECURITY OWNERSHIP	26

Beneficial Owners and Management	26

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE	28

Directors and Officers	28
Thomas Fahrhoefer, 55	29
Mohammad EsSayed, 47	29
Sabrina Kummer Godehardt, 45	29
Janel Luzana, 41	29
Mahmoud A. Al-Sayyed, 54	29
Dr. Ralf Herwig, 60	30
Executive Compensation	30
Limitation of Liability and Indemnification	31
Stock and Stock Option Issuances in 2023 and 2024	32
Related Party Transactions	32
License Agreements	32
Common Ownership and Control	33
Administrative Resources	34
Engaged Service Professionals	34
Auditor	34

DESCRIPTION OF CAPITAL STOCK	34

Common Stock	34
Preferred Stock	35
Series A Preferred Stock	35

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Series B Preferred Stock	35
Series C Preferred Stock	35

Recent Issuances of Securities	37

CAPITALIZATION	38

Management’s Discussion and Analysis of Financial Condition and Results of Operation (MD&A)	39

Overview and Business Summary	39
Market Risk and Sensitivity Analysis	39
Qualitative Discussion of Market Risk	40
Results of Operations	40
Fiscal Year 2024 Compared to 2023	40
Revenues	41
Cost of Sales	41
Operating Expenses	41
Net Income	42
Liquidity and Capital Resources	42
Capital Structure and Cash Position	42
Cash Burn and Going Concern	42
Financing Plans	42
Capital Expenditures and Requirements	43
Critical Accounting Estimates and Judgments	43
Intangible Asset: CS Protect-Hydrogel Valuation	44
Intangible Asset: MEDUSA Valuation	45
Other areas of significant accounting judgment include:	46
Known Trends, Events, and Uncertainties	47
Regulatory Approval and Commercialization Timeline	47
Product Launch and Manufacturing	47
Market Adoption and Competition	48
Commercial Potential vs. Risks	48
Diversification and Other Products	48
Management and Organizational Changes	49
Macroeconomic and Market Conditions	49
Manufacturing, Suppliers, and Supply Chain Risks	49
Conclusion	50
Going forward	50

LEGAL PROCEEDINGS	50

SIGNATURES	51

INDEX TO FINANCIAL STATEMENTS	52

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FORWARD-LOOKING STATEMENTS

This Form 10 contains certain statements that discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. The words "believe," "expect," "anticipate," "intend," "estimate," "may," "should," "could," "will," "plan," "future," "continue," and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, the actual results could differ materially from these forward-looking statements. This registration statement, including the information contained in the Business, Risk Factors, and MD&A sections, has been prepared under the supervision of the Company’s officers and directors, each of whom has reviewed and approved its contents.

Business

Overview

CS Diagnostics Corp. (“CS Diagnostics,” “CSDX,” or the “Company”) is a medical technology and distribution company focused on developing and commercializing therapeutic and preventive solutions aimed at improving patient care and outcomes.

The Company is part of CS Group, an international healthcare group with affiliated operations in Europe, the Middle East, and the United States. The CS Group consists of CS Diagnostics Pharma GmbH (“CS Pharma”), an entity organized in Germany; CS Interpharm General Trading Co. LLC (“CS Interpharm”), an entity organized in Dubai, United Arab Emirates; CS Diagnostics Corp. (“CSDX”), an entity organized in Wyoming, United States; and CS Istanbul Saglik Ticaret A.S. (“CSI Turkey”), an entity organized in Turkey (collectively, “CS Group”).

CS Pharma has operated since 2006 as a wholesaler of MRI and radiology consumables—such as syringes, tubes, and injectors—and maintains established customer and supplier relationships within the German market. CS Interpharm, founded in 2013, engages in the general trade of MRI and radiology consumables and owns the MEDUSA disinfectant product line marketed throughout the Middle East. CS Pharma and CS Interpharm collectively hold equity interests in CSDX, reflecting CS Group’s integrated cross-border structure.

The Company benefits from this affiliation with CS Group through shared technical expertise and knowledge of comparative regulatory experience to support the Company’s commercialization of its two licensed products—CS Protect-Hydrogel and MEDUSA—in the United States.

CSDX holds the exclusive rights, subject to certain limitations, to develop, seek approval for, and commercialize CS Protect-Hydrogel (“Hydrogel”) within the United States. Hydrogel is a degradable hydrogel designed to act as a protective spacer during radiation therapy and is intended to reduce radiation exposure to surrounding healthy tissue related to prostate cancer treatment. DWI – Leibniz-Institut für Interaktive Materialien e.V. (“DWI”) holds the underlying patent for Hydrogel. DWI and CS Pharma entered into a license agreement granting CS Pharma the exclusive right to use and commercialize the Hydrogel technology. Pursuant to a subsequent agreement, CS Pharma granted CSDX exclusive rights and a license to use, exploit, seek regulatory clearances and commercialize the Hydrogel within the United States. CS Pharma later on was dissolved. Following the dissolution of CS Pharma, all of its rights under the exclusive license agreement with DWI were transferred to CSDX. As a result, CSDX succeeded to CS Pharma’s position as the exclusive licensee of the Hydrogel technology and now holds the full economic and commercial rights associated with the development, regulatory advancement, and commercialization of the Hydrogel product within the United States. Although the underlying Hydrogel patents remain owned by DWI, CSDX now possesses the exclusive U.S. commercialization rights and the corresponding commercial value derived from that license.

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MEDUSA is a proprietary long-acting surface disinfectant product that provides extended antimicrobial protection on treated surfaces. CS Interpharm, an affiliate of CSDX, owns MEDUSA and currently manufactures the product through third party vendors and distributes it in Europe and the Middle East. CS Interpharm has granted CSDX an exclusive right and license to use, develop, seek regulatory clearances for, and commercialize MEDUSA within the United States.

Looking ahead, the Company’s near-term objective is to secure the necessary regulatory clearances in the United States for both Hydrogel and MEDUSA and to commence full commercial distribution of these products within its licensed territories. The Company expects that successful regulatory authorization and commercialization would enable it to generate operating revenues from product sales and expand its presence in the U.S. healthcare market. The Company is not presently a direct party to any revenue-generating or other commercially material agreements with universities, hospitals, or other medical partners referenced in prior group-level communications. Should such agreements become material to the Company’s business or financial condition in the future, they will be publicly disclosed in accordance with applicable regulatory requirements.

CS Diagnostic Corp. is currently listed on the US OTCQB Markets under the trading symbol “CSDX”, (OTCQB- CSDX).

Corporate History

The Company was originally incorporated in the State of Nevada on September 25, 1996 under the name DWC Installations, Inc. (“DWC Installations”). Following the Plan of Reorganization entered with The Children’s Internet, Inc., which closed on July 3, 2002, the Company subsequently changed its name to The Children’s Internet, Inc. On October 20, 2010, to the Company reincorporated in the State of Wyoming, and on February 15, 2015, the Company changed its name to FlashZero Corp. (“Flashzero”).

Reverse Merger

On April 4, 2022, following the execution of a Securities Purchase Agreement between FlashZero and La pharm GmbH, a German entity (“La pharm”), FlashZero ceased its prior operations. Thereafter, La pharm continued the business under a new structure and name, CS Diagnostics Corp., reflecting a transformation of the Company’s business model toward medical technology and distribution. On August 3, 2023, the Company changed its name to CS Diagnostics Corp.

Following the execution of the Securities Purchase Agreement between FlashZero and La pharm in April 4, 2022, the following shares were distributed to the Company’s affiliates:

•	CS Interpharm received 15,000,000 common shares;

•	CS Pharma received 60,352,000 common shares, 10 Series A Preferred shares, and 9,989,000 Series B Preferred shares;

•	Euro Gus Group received 20,000,000 common shares; and

•	La pharm received 15,000,000 common shares.

Subsequently, La pharm merged into CS Pharma, as the surviving entity. As a result of the merger, La pharm ceased to exist as a separate legal entity. For updated and detailed information regarding current share ownership and capital structure, see “Security Ownership of Certain Beneficial Owners and Management” and “Description of Capital Stock.”

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Affiliated Companies

CS Diagnostics is a member of the CS Group, an international healthcare group with operations in Europe and Middle East. The members of CS Group are as follows:

•	CS Pharma, an entity organized in Germany;
•	CS Interpharm, an entity organized in Dubai, United Arab Emirates;
•	CSDX, an entity organized in Wyoming, United States; and
•	CSI Turkey, an entity organized in Turkey.

CS Pharma, based in Germany, has owned, manufactured, and distributed magnetic resonance imaging (MRI) radiology products and related medical devices since 2006 throughout Europe and the Middle East. CS Pharma previously served as the exclusive distributor of the first-generation SpaceOAR® hydrogel spacer in Germany and Austria pursuant to an Exclusive International Distribution Agreement with Augmenix, Inc. dated June 15, 2011. Augmenix was later acquired by Boston Scientific, which subsequently terminated the distribution agreement. During the term of that agreement, CS Pharma was contractually restricted from marketing or selling competing products in the designated territory. These restrictions did not survive the termination of the agreement, and no ongoing obligations remain in effect for CS Pharma, the Company, or any of its affiliates.

CS Pharma currently holds a majority of the Company’s outstanding Common Stock, as well as all of the issued and outstanding Series A Preferred Stock and a majority of the Series B Preferred Stock. Each of these securities carries voting rights and, collectively, provides CS Pharma with majority voting power in the Company. See Description of Capital Stock and Capitalization. The ultimate beneficial owner of CS Pharma is our President and Chief Executive Officer, Mr. Thomas Fahrhoefer. For illustration purposes, our beneficial ownership chart is as follows:

CS Interpharm, based in Dubai, United Arab Emirates, has operated since 2013 as a general trading company focused on MRI and radiology consumables and is also the owner of the MEDUSA disinfectant product line. While the Company draws on the experience of its affiliates and industry experts, it is not currently party to any material agreements with universities or medical partners.

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The Company currently has a licensing agreement in place with CS Interpharm, granting the exclusive rights to distribute one of our products, MEDUSA. See Related Party Transactions for additional information regarding this agreement.

Products

The Company does not currently manufacture or market any proprietary products. The Company intends to conduct its business primarily through the licensing and commercialization of products developed, licensed, and, or owned by its affiliated entities within the CS Group. These include, among others, (i) Hydrogel, a specialty gel formulation used in radiology and imaging applications which is under development, and (ii) MEDUSA, a disinfectant product intended for sanitation applications. The Company has existing license agreement with its affiliates granting CSDX the rights to market, distribute, and further develop the Hydrogel and MEDUSA products in the United States. These products are at different stages of development and remains subject to applicable regulatory approvals and licensing requirements in the United States.

CS Protect-Hydrogel

Hydrogel is a tissue spacer gel for use in radiation therapy, designed to separate healthy tissue from malignant tissue during treatment. Hydrogel is an injectable “organ spacer” initially targeted for prostate cancer radiotherapy, where it increases the distance between the prostate tumor and the rectum to reduce radiation damage to healthy tissue. CS Pharma was previously the European distributor for the first-generation spacer (SpaceOAR®) and has leveraged that experience to develop Hydrogel as a second-generation spacer with significant improvements, unlike the incumbent product (now marketed by Boston Scientific Corporation after its $500 million acquisition of Augmenix, Inc. in 2018). CS Pharma is no longer the distributor for SpaceOAR since Boston Scientific’s acquisition of Augmenix. Therefore, SpaceOAR is now a competing product of Hydrogel since it no longer distributes SpaceOAR.

The Company’s rights relating to Hydrogel arise from a license agreement between DWI and CS Pharma, an affiliate of the Company. Under the current license agreement, the license granted is limited to the field of application of prostate cancer. Accordingly, the Company’s current development efforts for Hydrogel relate to its potential use as a hydrogel spacer in connection with radiation therapy for prostate cancer. Any potential applications in other oncology indications would require additional rights or amendments to the existing license agreements.

Hydrogel is ready-to-use (pre-mixed in a sterile package) rather than requiring on-site mixing by clinicians. This improves hygiene and ease of use, eliminating a potential contamination step and simplifying application. Management believes the unique advantage of improved safety and convenience gives Hydrogel a strong unique selling proposition in the tissue space market. However, there can be no assurance that regulatory approval will be obtained in a timely manner, or at all, or that the product will achieve market acceptance. The commercial launch will entail significant costs for clinical trials, regulatory approvals, and marketing efforts in each target jurisdiction. On March 2025 the company announced the appointment of a dedicated employee to pursue an FDA approval for the Hydrogel. Completion of these trials and studies does not necessarily mean that Hydrogel will receive FDA approval.

Unique Selling Proposition (USP) of Hydrogel

It is the belief of management that Hydrogel is a more advanced hydrogel both from the molecular structure, chemical physical properties and medical applications. The molecular structure of SpaceOAR predominately consists of water and polyethylene glycol (PEG).

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Hydrogel has the following practical, hygienic, medical and economic advantages:

a.	Hydrogel is supplied in a "ready-to-use" format, allowing immediate application upon removal from its sterile packaging. This eliminates additional preparation or assembly steps, reduces the risk of contamination risk of contamination, and avoids introducing another hygienic risk area within the treatment environment.
b.	Based on management’s internal cost modeling, Hydrogel is expected to be manufactured at a lower unit cost than current market alternatives (such as SpaceOAR®), providing flexibility in pricing strategy once regulatory clearance is obtained. The Company has not yet commercialized Hydrogel, and these estimates are based on internal production data and comparisons to publicly available market pricing.
c.	No risk of wrong mixture (especially wrong sequence) and therefore no potential patient's missed appointment.
d.	Lower personnel costs during treatment due to the elimination of assistance for mixing the hydrogel.
e.	Lower room utilization costs per patient as there is no longer a risk of patients having to be treated again due to incorrect mixtures (higher number of patients per treatment room) lower cleaning costs due to the ready-to-use principle.
f.	Fewer lawsuits and/or insurance claims due to incorrectly mixed hydrogels requiring the patient to be treated again.
g.	Lower purchase price as for the competitor product.
h.	The molecular structure of Hydrogel enables adjustment of its solid-state duration before dissolution by body fluids.
i.	The Company expects that the U.S. Food and Drug Administration (“FDA”) will classify Hydrogel as a Class II medical device, subject to clearance through the 510(k) premarket notification process.

Laboratory Studies

Hydrogel is an investigational hydrogel spacer designed to temporarily create separation between anatomical structures during radiation therapy procedures. The Company is developing the product for potential use in connection with radiation therapy for prostate cancer, where a spacer may assist in creating separation between the prostate and adjacent organs such as the rectum during radiation treatment planning and delivery.

Hydrogel technology has undergone preliminary laboratory and feasibility testing conducted in Europe to evaluate the hydrogel’s material properties and its ability to create temporary spacing between tissues during radiation therapy procedures. These tests were designed to assess the hydrogel’s formation following injection, stability of the spacer material, and the potential for gradual biodegradation over time.

Prior to the development of the current Hydrogel formulation, entities within the CS Group introduced an earlier generation of hydrogel spacer technology to certain hospitals and medical institutions in Europe for evaluation in clinical settings. Based on observations and feedback obtained during these early evaluations, the CS Group subsequently developed an improved second-generation hydrogel formulation, which forms the basis of the current Hydrogel technology under development.

Between 2020 and 2023, preclinical studies using animal models were conducted at the Technical University of Aachen and DWI in Germany. These studies were sponsored by CS Pharma and were intended to evaluate the Hydrogel’s performance characteristics and behavior following injection under physiological conditions designed to simulate radiation therapy procedures.

Researchers evaluated several observational metrics, including:

•	gelation time following injection;
•	structural stability and flexibility of the hydrogel spacer after formation;
•	the distance created between adjacent anatomical structures;
•	visibility of the hydrogel under CT imaging following the integration of iodine-based contrast components;
•	degradation characteristics of the hydrogel over time; and
•	local tissue response following implantation.

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In laboratory evaluations, the Hydrogel components formed a cross-linked gel shortly after injection, with gelation occurring in approximately twenty seconds under controlled testing conditions. In the evaluated animal models, the Hydrogel was observed to create separation between anatomical structures during the observation period. The Hydrogel was also visible under CT imaging due to the incorporation of iodine-based contrast components, which may assist with visualization during radiation therapy planning.

The studies further evaluated the Hydrogel’s mechanical properties and degradation behavior under physiological conditions. During the observation period, the Hydrogel remained structurally stable and gradually degraded over time through hydrolysis.

These studies represent preclinical development work. The Company has not conducted human clinical trials for Hydrogel, and the product has not received regulatory approval for medical use.

The scope of these studies was limited and exploratory in nature and was not designed to serve as a formal clinical trial or regulatory study for U.S. market authorization. Accordingly, the testing involved preliminary observations intended to demonstrate the technical feasibility of the Hydrogel technology rather than to establish definitive safety or efficacy conclusions.

The preliminary testing described above was conducted primarily in connection with early-stage development activities outside the United States. Regulatory requirements for medical products may differ between jurisdictions. Prior to commercialization in the United States, the product is expected to be subject to review by FDA, which will determine the applicable regulatory pathway and any additional preclinical or clinical testing required for market authorization.

As a result, additional testing designed specifically to meet U.S. regulatory requirements may be necessary, including studies with different protocols, subject populations, or testing methodologies. The preliminary testing described above therefore may not fully reflect the scope of testing that could ultimately be required for the U.S. market but is intended to demonstrate the initial technical feasibility of the Hydrogel technology.

The Company’s current development efforts focus on evaluating the hydrogel spacer technology for potential use in radiation therapy procedures for prostate cancer, although additional applications may be explored in the future, subject to regulatory approvals and the scope of the Company’s license rights with DWI.

The Company intends to continue evaluating the Hydrogel technology in consultation with applicable regulatory authorities. Once the Company determines the appropriate regulatory pathway with the FDA and any related testing requirements, the Company expects to conduct additional studies designed to meet those requirements and will update its disclosures to provide additional information regarding testing protocols, study scope, and results as such information becomes available.

Regulatory Matters and Compliance

Hydrogel is a medical device and requires registration or approval by the respective governmental authorities, in particular the FDA. Registration or approval is preceded by a testing procedure. The Company has engaged Lachman Consultants to advise on the preparation of this submission. The process generally includes: (i) identification of a legally marketed predicate device; (ii) preparation of draft labeling and instructions for use; (iii) submission of technical comparisons to the predicate device; and (iv) completion of required bench, biocompatibility, and performance testing. No human clinical studies have been initiated to date; such studies will be conducted upon further guidance by the relevant regulatory authorities. Management has been advised by its regulatory consultants that the general timeline for FDA clearance of Hydrogel in the United States may range from approximately 6 to 12 months. These estimates are based on standard review periods and are subject to significant uncertainty. Actual timing may differ materially, and there can be no assurance that approval will be obtained within these timeframes, or at all. See Risks—Related to Regulatory Approval and Management’s Discussion and Analysis—Regulatory Approval and Commercialization Timeline.

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Intellectual Property (Patent) Registration

An international patent application has been filed under the Patent Cooperation Treaty (“PCT”) for DWI, with the World Intellectual Property Organization (“WIPO”), Application No. PCT/EP2024/058243, filed in the European Patent Office (“EPO”) as receiving office, on March 27, 2024. The application was published by WIPO as WO2024/200506. The underlying Hydrogel concept and formulation were originally developed and invented by Mr. Thomas Fahrhoefer, who subsequently collaborated with DWI to advance the technology. The patent application was prepared and filed by the Company’s outside patent counsel, Paul & Albrecht, on behalf of the patent owner. The application relates to degradable hydrogel technology intended for use as a spacer in radiotherapy. If granted, national and regional phase entries would provide potential patent protection in multiple jurisdictions, with a maximum term of 20 years from the filing date.

CS Pharma has entered into an exclusive licensing agreement with DWI granting CS Pharma full rights and authority to use, manufacture, and commercialize the Hydrogel product. Pursuant to a separate agreement between CS Pharma and CSDX, CS Pharma has granted CSDX the exclusive rights to market, distribute, and further develop Hydrogel within the United States and other designated territories. The effectiveness of CSDX’s licensing rights remains subject to applicable regulatory clearances and product registration requirements in the United States, where commercialization is planned.

MEDUSA (Long-Acting Disinfectant)

MEDUSA is a disinfectant product developed for sanitation and infection control applications. Unlike Hydrogel, MEDUSA is not a medical device under development and is instead designed as a disinfectant product for use on surfaces where microbial contamination may occur.

The Company currently produces two formulations of MEDUSA, consisting of an alcohol-free formulation and an alcohol-based formulation. These formulations are designed for use in disinfecting surfaces in environments where microbial contamination may be present.

The alcohol-free formulation is designed for applications where the use of alcohol-based disinfectants may not be preferred due to material compatibility considerations or safety concerns. The alcohol-based formulation is designed for situations where alcohol-based disinfectants are commonly used as part of standard sanitation procedures.

Product Certifications

Laboratory studies of MEDUSA were conducted at METS UAE Laboratory, the Fraunhofer Institute Testing Laboratory, and an independent bacteria and fungi testing laboratory in Germany. These studies were sponsored by CS Pharma and CS Interpharm and evaluated the disinfectant performance of MEDUSA under controlled laboratory conditions. The testing associated with these studies formed the basis for certain certifications obtained in jurisdictions outside the United States, which are included as Exhibits 99.6 and 99.7 to this registration statement. No human testing has been conducted.

The studies compared MEDUSA formulations to conventional alcohol-based disinfectants, which typically demonstrate effectiveness for approximately 8–15 minutes following application. To evaluate MEDUSA’s disinfectant activity after extended surface exposure, sterilized metal test surfaces were sprayed with MEDUSA from a distance of approximately 20 centimeters (one pump per application). Control surfaces were treated with phosphate-buffered saline (PBS1) only. All test surfaces were stored under sterile conditions at room temperature for 10 days.

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After this period, 50 μL2 of test organisms were applied to the surfaces and incubated at room temperature for 15 minutes. A 1 mL neutralizing solution was then applied to terminate disinfectant activity. Researchers assessed disinfectant performance by measuring reductions in colony-forming units (CFU) for bacteria and fungi and plaque-forming units (PFU) for viruses relative to untreated control surfaces. Under the laboratory protocol used in the study, a ≥5-log reduction for bacteria and a ≥4-log reduction3 for viruses and yeasts/fungi was considered indicative of disinfectant activity .

In these laboratory studies, MEDUSA-treated surfaces demonstrated a greater than 6-log reduction3 in PFU of the enveloped virus3 Phi-64 after 10 days, indicating virucidal activity under the testing conditions used in the study. The testing also observed reductions in CFU for gram-positive bacteria, gram-negative bacteria, and yeasts/fungi, although the observed reductions did not reach the thresholds used in the study protocol to classify the product as bactericidal or yeasticidal. These observations reflect results obtained under controlled laboratory conditions and do not necessarily predict performance in real-world environments.

The Company notes that MEDUSA formulations include both alcohol-free and alcohol-based versions, which the Company evaluated in connection with the laboratory testing referenced above. In the testing and related analysis, the Company compared MEDUSA primarily to alcohol-based disinfectants because these products represent the predominant disinfectant category currently used in the market and there are limited directly comparable long-duration disinfectant products available for benchmarking purposes. Affiliates of the Company currently market MEDUSA in certain international markets outside the United States, including the European Union and the United Arab Emirates, where the product has obtained applicable certifications.

The testing described above was conducted outside the United States in connection with product development and certifications required for certain international markets. Disinfectant products marketed in the United States are generally regulated by the U.S. Environmental Protection Agency (“EPA”), further discussed below under Regulatory Matters.

In other words, the laboratory testing described above was not designed to satisfy U.S. regulatory requirements, and additional testing may be required to support EPA registration for the U.S. market. In June 2025, the Company initiated discussions with an EPA-registered regulatory agent to obtain guidance regarding the regulatory pathway for potential U.S. commercialization of MEDUSA.

MEDUSA is fully authorized for sale in the European markets and in the United Arab Emirates, with manufacturing facilities located in UAE, Turkey, and United Kingdom.

The Company intends to continue evaluating MEDUSA in consultation with regulatory advisors regarding the applicable requirements for registration with the EPA. Once the Company receives guidance regarding the appropriate regulatory pathway and any related testing requirements, the Company expects to conduct additional laboratory testing designed to meet those requirements. The Company will update its disclosures to provide additional information regarding testing protocols, results, and regulatory status as such information becomes available.

1 Phosphate-Buffered Saline (PBS) – a salty water solution that matches the salt levels in the human body. Scientists use it to keep cells and viruses in a natural, stable condition during experiments.

2 Symbol for microliter. 1 microliter = 1 millionth of a liter.

3 Some viruses have an extra outer coating (envelope) made of fat and proteins. This coating makes them more sensitive to disinfectants, because the envelope can be destroyed. Examples: flu virus, HIV, coronavirus are enveloped viruses.

4 A type of virus often used in lab experiments. Scientists like using it because it has a similar "envelope" (outer coating) to human viruses like flu or coronavirus, so it’s a safe substitute to test disinfectants.

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Regulatory Matters

The Company is preparing a submission of its disinfectant product, MEDUSA, to the EPA. This process will involve registration of Polyquat DMA/E 50 as a new active ingredient for non-food contact uses with residual antimicrobial activity, together with applications for end-use products incorporating this active ingredient. The EPA review process requires extensive chemistry, toxicology, ecotoxicology, and environmental fate data.

The Company has a tentative engagement agreement with Technology Sciences Group Inc. (dba Sagentia Regulatory) (“Sagentia”) to support EPA regulatory strategy. Following FDA clearance of Hydrogel, the Company intends to evaluate the commercial and regulatory pathways for MEDUSA and, if appropriate, proceed with a formal engagement under this agreement for Sagentia to advise on EPA submissions and compliance requirements.

MEDUSA is expected to be regulated under the Federal Insecticide, Fungicide, and Rodenticide Act (FIFRA), administered by the EPA. Before the product may be marketed in the United States, the Company must obtain EPA registration and ensure that all manufacturing facilities are registered as EPA establishments. Ongoing compliance with environmental regulations may require periodic reporting, product testing, and labeling review. Failure to comply with applicable EPA or state requirements could result in civil penalties, product recalls, or suspension of registration.

Intellectual Property (Trademark) Registration

The MEDUSA brand name is protected by a registered trademark in Germany. The trademark is registered with the German Patent and Trademark Office (Deutsches Patent- und Markenamt) under registration number 302025221868 and is owned by CS Interpharm. The trademark was applied for on May 27, 2025, registered on July 14, 2025, and is currently valid through May 27, 2035, subject to renewal. The registration covers disinfectant and antiseptic products in Nice Classification Class 05, including antibacterial sprays, antiviral disinfectants, and disinfectant wipes.

The Company expects to rely on licensing or other commercial arrangements with its affiliate in connection with the use of the MEDUSA trademark in jurisdictions where the Company commercializes the product.

Plan of Operations

Over the next 12 months, the Company plans to focus on obtaining the necessary regulatory clearances and establishing the operational framework required to commercialize the Hydrogel and MEDUSA product lines in the United States. This includes (i) coordinating with CS Pharma and CS Interpharm to complete product testing and documentation in support of FDA and related registrations, (ii) engaging qualified regulatory consultants and distributors to facilitate U.S. market entry, and (iii) initiating discussions with potential strategic partners, hospitals, and imaging centers for pilot distribution. During this period, the Company expects to incur expenses related primarily to regulatory compliance, professional services, and business development activities. The Company does not expect to generate material revenue until the required approvals are obtained and initial distribution agreements are in place.

For additional information regarding the Company’s financial position and anticipated funding needs, see also “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Leased Offices

The Company does not directly lease an office space. The Company maintains a registered office for administrative and correspondence purposes located at 1603 Capitol Avenue, Suite 413, Cheyenne, Wyoming 82001, which serves as its principal executive office.

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The Company does not own or operate any physical facilities. Certain administrative and operational functions may be supported by its affiliates, particularly CS Interpharm, which maintains leased offices in the ordinary course of business for the CS Group’s international operations. CS Interpharm is the lessee under three offices that are used for general administrative purposes:

•	City of Neuss in Germany (headquarter)

•	City of Bruckmühl in Germany

•	Dubai, United Arab Emirates

You can find more information about our business on our website at: http://csdcorp.us/

RISK FACTORS

Investing in our company’s securities involves a high degree of risk. You should carefully consider and review the risks described below, together with all other information included or referred to in this report before purchasing our shares. There are also numerous risks and uncertainties that are not known to us as of the time of this report and we might not consider its significance, which could adversely affect our business, financial condition, or results of operations. In such event, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to the Company

We expect to incur operating losses and experience negative cash flow and it is uncertain whether we will achieve future profitability.

We anticipate incurring operating losses until we generate sufficient revenue from our operations. Achieving profitability depends on our ability to ensure our products function as intended, gain market acceptance, and successfully develop and launch additional products and, or services. We cannot guarantee that we will generate sales or reach profitability. As a result, we cannot predict the extent of future losses or how long it may take to achieve profitability, if at all.

We may need to raise additional funds to finance our capital requirements, which is dilutive to your investment.

Our cash requirements may vary materially from those now planned depending on numerous factors, including the status of our marketing efforts, our business development activities, the results of future research and development, and competition. We may need to raise additional funds to finance our capital requirements through private or public financing before such point for a variety of reasons, including our inability to achieve more substantial revenue operations as we anticipated, and to achieve a profitable level of operations. Such financing could include equity issuances, which could dilute existing shareholders’s share value, or debt financing, which may impose restrictions on our operations, including limitations on our ability to pursue acquisitions or incur additional indebtedness. In addition, such securities may contain rights, preferences or privileges senior to those of the rights of our current shareholders. There can be no assurance that additional funds will be available on terms attractive to us or at all. If adequate funds are not available, we may be required to delay or scale back our regulatory, marketing, and distribution activities, or otherwise materially reduce our operations. Any inability to raise adequate funds could have a material adverse effect on our business, results of operations, and financial condition.

We may not be able to attain profitability without additional funding, which may be unavailable.

We have limited capital resources. Unless we begin to generate sufficient revenues to finance operations as a going concern, the Company may experience liquidity and solvency problems. Such liquidity and solvency problems may force the Company to cease operations if additional financing is not available. No known alternative resources of funds are available in the event we do not generate sufficient funds from operations.

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Our lack of history makes evaluating our business difficult.

We have a limited operating history and we may not sustain profitability in the future. In order to obtain and sustain profitability, we must:

-	compete with larger, more established competitors;

-	build, maintain, and enhance our portfolio of healthcare-related products as well as our overall brand recognition; and

-	adapt to meet changes in our markets and competitive developments.

We may not be successful in accomplishing these objectives. Further, our lack of operating history makes it difficult to evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in highly competitive industries. The historical information in this report may not be indicative of our future financial condition and future performance.

Our Bylaws limit the liability of, and provide indemnification for, our officers and directors.

Our Bylaws generally limit our officers’ and directors’ personal liability to the Company for breach of fiduciary duty except for breach of the duty of loyalty or acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law. Our Bylaws provide indemnification for our officers and directors to the fullest extent authorized by the Wyoming Business Corporation Act against all expense, liability, and loss, including attorney's fees, judgments, fines excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by an officer or director in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (hereinafter a “Proceeding") to which the officer or director is made a party or is threatened to be made a party, or in which the officer or director is involved by reason of the fact that he is or was an officer or director of the Company, or is or was serving at the request of the Company whether the basis of the Proceeding is an alleged action in an official capacity as an officer or director, or in any other capacity while serving as an officer or director. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors for liabilities incurred in connection with their good faith acts for the Company. Such an indemnification payment might deplete the Company's assets. Shareholders who have questions regarding the fiduciary obligations of the officers and directors of the Company should consult with independent legal counsel. It is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the Securities Act of 1933, as amended, and the rules and regulations thereunder is against public policy and therefore unenforceable.

Our management and key decision-makers are located outside the United Staes, which may create operational and regulatory challenges.

The Company’s executive management and key decision-makers are located outside the United States. As a result, the Company’s ability to effectively manage operations, maintain direct oversight of U.S. compliance matters, and respond promptly to regulatory or administrative issues may be affected by differences in time zones, business practices, and legal systems. In addition, because certain officers and directors reside outside the United States, it may be difficult or impossible for investors to effect service of process within the United States upon such persons or to enforce judgments obtained in U.S. courts against them. These factors could limit investors’ legal recourse and create additional administrative or operational risks for the Company.

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We rely on financial support from our affiliates, and the withdrawal or reduction of such support could adversely affect our operations.

The Company currently relies on financial support from its affiliates within the CS Group to fund its operating expenses and regulatory activities. The Company does not yet generate revenue independently and may continue to depend on such affiliate funding until its commercial operations are established. There is no assurance that this financial support will continue at current levels or at all. If any affiliate were to reduce, delay, or discontinue its financial assistance, the Company may be unable to meet its obligations, pursue regulatory approvals, or execute its business plan. The loss or limitation of affiliate support could have a material adverse effect on the Company’s business, results of operations, and financial condition.

Our internal controls and financial reporting procedures may not be adequate as we transition to becoming a public reporting company.

CS Group has historically operated as a private entity with limited accounting and financial reporting personnel and procedures. As we transition to becoming a public reporting company, we are subject to additional regulatory, accounting, and reporting requirements under the Securities Exchange Act of 1934. Our existing internal controls, systems, and procedures may not be sufficient to ensure timely and accurate financial reporting or compliance with the requirements of the Sarbanes-Oxley Act of 2002. Establishing and maintaining effective internal controls will require significant time, resources, and management attention. If we are unable to design and implement effective controls and procedures, we may be unable to meet our reporting obligations, and our financial statements could contain material misstatements, which could adversely affect investor confidence and the market value of our securities.

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our Chief Executive Officer. If we lose his services or if he fails to perform in his current position, or if we are not able to attract and retain skilled employees who are located within the United States, our business could suffer. A significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the product development, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future.

The manufacturers, vendors, and suppliers of our licensed products contract directly with our affiliates, not with us, which could limit our control and expose us to operational and legal risks.

The Company’s licensed products, Hydrogel and MEDUSA, are manufactured, packaged, and supplied by third parties under contracts held by its affiliates within the CS Group. Because the Company is not a direct party to these agreements, it has limited ability to enforce the terms of such contracts or to ensure continued performance by the manufacturers, vendors, or suppliers. Any breach, nonrenewal, or modification of these contracts by our affiliates or their counterparties could disrupt the supply of our products, delay commercialization efforts, or increase costs.

In addition, the Company’s reliance on affiliates to manage key supplier relationships may result in conflicts of interest or differing business priorities between the Company and its affiliates. If our affiliates fail to maintain good standing with these counterparties or experience operational or financial difficulties, our access to critical manufacturing and supply arrangements could be adversely affected. Any such disruption could materially harm our business, operating results, and financial condition.

Any product defect, contamination, or labeling non-compliance could result in recalls, regulatory sanctions, or litigation.

The Company’s licensed products, Hydrogel and MEDUSA, are subject to stringent quality control and labeling requirements under U.S. and foreign regulations, including oversight by the FDA, EPA, and corresponding international authorities. Any actual or perceived defect, contamination, or labeling error in these products could result in mandatory or voluntary recalls, import detentions, or enforcement actions by regulatory agencies. In addition, the Company or its affiliates could face product liability claims, customer disputes, or reputational harm arising from product performance or safety issues.

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Because the Company relies on affiliates and third-party manufacturers for production and quality assurance, it has limited direct oversight of the manufacturing process. Failure by any of these parties to maintain compliance with applicable manufacturing or labeling standards could disrupt operations, result in costly corrective actions, and materially and adversely affect the Company’s business, results of operations, and financial condition.

Our ability to deliver products depends on third-party shipping, logistics, and warehousing providers.

The Company relies on third-party vendors for the storage, handling, and transportation of its products. Because the Company does not maintain its own distribution or warehousing facilities, any delay, disruption, or service failure by these providers could impair our ability to fulfill orders or meet customer expectations. Factors such as shipping delays, port congestion, customs clearance issues, labor shortages, or transportation cost increases could materially affect our delivery schedules and operating expenses.

In addition, these third-party providers are subject to their own operational, financial, and regulatory risks, which are beyond the Company’s direct control. Any disruption in their operations—whether due to equipment failure, compliance issues, or financial distress—could result in lost sales, increased costs, or reputational harm. Such events could materially and adversely affect our business, results of operations, and financial condition.

Negative publicity involving our affiliates or products could harm market acceptance and sales.

The Company’s reputation and the commercial success of its products depend in part on the perception of its affiliates and their brands. Because Hydrogel and MEDUSA are licensed from affiliated companies, any negative publicity, regulatory action, or adverse event involving those affiliates—or the products themselves—could materially impact the Company’s reputation and ability to attract customers. Allegations of product defects, regulatory noncompliance, or unethical business practices by affiliates, even if unfounded, may damage the credibility of the Company’s products in the marketplace.

Public perception plays a significant role in the healthcare industry, where trust, safety, and brand reputation are critical to product adoption. Any adverse media coverage or reputational harm affecting our affiliates or products could reduce demand, result in the loss of customers or distribution partners, and have a material adverse effect on our business, results of operations, and financial condition.

Risks Related to Company’s Business and Operations

Adverse economic or other conditions in the markets in which we operate could negatively affect demand for our products and overall operating results.

Our operating results are dependent upon our ability to successfully commercialize and distribute our licensed products. If we are unable to generate sufficient revenues to meet our cash requirements—including operating expenses, regulatory costs, and working capital needs—our financial condition and results of operations could be materially and adversely affected.

The following factors, among others, may negatively impact our operating performance:

-	overall national and global economic conditions, including inflation, supply chain disruptions, or changes in healthcare spending;

-	delays or increased costs associated with regulatory approvals;

-	changes in demand for diagnostic and medical consumable products or the introduction of competing technologies;

-	reliance on third-party manufacturers and logistics providers located outside the United States;

-	changes in government policies, import duties, or healthcare regulations;

-	natural disasters, public health crises, or geopolitical events that disrupt supply chains or distribution; and

-	changes in tax laws or trade policies that increase the cost of doing business.

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Our future revenue and reputation may be affected by litigation or other liability claims.

We have not procured a general liability insurance policy for our business. To the extent that we suffer a loss of a type which would normally be covered by general liability, we would incur significant expenses in defending any action against us and in paying any claims that result from a settlement or judgment against us. Adverse publicity could result in a loss of consumer confidence in our products.

We have limited marketing capability.

We have limited marketing capabilities and resources. In order to achieve market penetration, we will have to undertake significant efforts and expenditures to create awareness of, and demand for, our licensed products. Our ability to penetrate the market and build our client base will be substantially dependent on our marketing efforts. Our failure to successfully develop our marketing capabilities, both internally and through third-party alliances, would have a material adverse effect on our business, operating results and financial condition. Further, there can be no assurance that, if developed, such marketing capabilities will lead to sales of our products and services.

Our investments in product research and development may not yield anticipated returns, which would harm our operating results and reduce the amount of funds available for distributions.

A key component of our growth strategy is to remain open to exploring new and innovative healthcare supplies or medical consumable products through potential acquisitions, licensing arrangements, or joint ventures. As of the date of this filing, the Company has not entered into any definitive transactions or material agreements related to these initiatives. These opportunities, if pursued, are intended to complement the Company’s current focus on oncology supportive care, infection control, and regulatory distribution services, which are presently conducted by the Company’s affiliates in Europe and the MENA region, and not by the Company in the United States. However, our ability to identify, evaluate, and successfully integrate such opportunities is uncertain, and any such activities will be subject to significant risks, including:

•	our inability to obtain financing for acquisitions or partnerships on acceptable terms, or at all; and, or

•	competition from more established and better-capitalized healthcare-related companies.

Delays or denials in obtaining regulatory approvals from the FDA or EPA could materially affect our ability to commercialize our licensed products.

Our business strategy depends on obtaining and maintaining regulatory approvals from the U.S. Food and Drug Administration (“FDA”) and the Environmental Protection Agency (“EPA”) for the Hydrogel and MEDUSA product lines before they can be imported, marketed, or sold in the United States. The approval process is often lengthy, costly, and unpredictable. Regulatory agencies may require additional data, impose new testing requirements, or delay approval due to factors outside of our control. If such approvals are delayed or not obtained, the Company’s anticipated growth and financial performance could be materially affected. Even if approvals are obtained, they may be subject to limitations, ongoing compliance obligations, or post-market requirements that could increase costs or restrict marketing activities. Failure to obtain, maintain, or comply with regulatory approvals could have a material adverse effect on our business, results of operations, and financial condition.

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If we fail to effectively manage operational growth as we expand our commercialization activities, our business and results of operations may be adversely affected.

As the Company transitions from a development-stage enterprise to active commercialization of its licensed products, it will be required to expand its operational, financial, and compliance capabilities. Managing relationships with multiple affiliates, third-party manufacturers, logistics providers, and regulatory consultants will place increasing demands on our management and systems. If we fail to develop and maintain appropriate operational controls, quality assurance processes, and financial reporting systems, our ability to manage growth effectively may be impaired.

In addition, as the Company increases its reliance on external personnel and service providers, it must ensure effective coordination and oversight. Failure to do so could result in product delays, compliance issues, or reputational harm. Any inability to effectively manage these growing operational requirements could materially and adversely affect our business, financial condition, and results of operations.

We operate in both established and emerging markets, and demand for our products in these markets is uncertain.

The Company intends to distribute and commercialize its licensed Hydrogel and MEDUSA products in both established and emerging markets. Although these products are currently approved and marketed in certain jurisdictions, the Company has limited experience in introducing and promoting them under its own brand or through new distribution channels. Market acceptance in each territory will depend on factors such as regulatory approval, pricing, distribution efficiency, and the willingness of healthcare providers to adopt new suppliers or formulations.

The Company’s market research to date has been conducted primarily by internal personnel and through its affiliates, and the Company has limited data regarding potential sales volumes, pricing dynamics, or customer demand in the United States and other target markets. As a result, the Company cannot predict the rate or extent of market acceptance for its products.

In addition, both the diagnostic and disinfectant product markets are highly competitive and evolving, with frequent entry of new suppliers and technologies. If demand for our products fails to develop as anticipated, develops more slowly than expected, or if competing products gain greater market share, our business, operating results, and financial condition could be materially and adversely affected.

We depend on the reputation, relationships, and market presence of our affiliates to introduce our products into new markets.

The Company’s initial commercialization strategy relies heavily on the established reputation, customer relationships, and distribution networks of its affiliates within the CS Group, including CS Pharma and CS Interpharm. These affiliates have operated in the radiology and medical supply sectors for several years and maintain established supplier and customer relationships in Europe and the Middle East. The Company’s ability to successfully introduce its products into new markets, including the United States, depends in part on leveraging these existing relationships.

If our affiliates experience operational difficulties, reputational issues, or changes in ownership or management, the Company’s access to their distribution channels and expertise could be disrupted. In addition, there can be no assurance that our affiliates will continue to allocate resources or provide the same level of support to the Company in the future. Any such reduction in cooperation or reputational harm affecting our affiliates could materially and adversely impact our market entry, brand perception, and overall business performance.

Our reliance on affiliates and third parties located outside the United States subjects us to foreign operational, regulatory, and compliance risks.

The Company depends on its affiliates and third-party partners located in Europe and the Middle East for the manufacturing, packaging, and shipment of its licensed products. As a result, the Company’s operations are subject to the risks typically associated with conducting business internationally, including logistical challenges, currency fluctuations, supply chain disruptions, changes in import and export regulations, and the potential imposition of tariffs or trade restrictions.

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In addition, the Company’s affiliates and suppliers operate under foreign legal and regulatory frameworks that may differ significantly from those in the United States. The Company must ensure that its products are manufactured, labeled, and handled in compliance with both U.S. and foreign standards, including those imposed by the FDA, EPA, and corresponding international authorities. Any failure by an affiliate or supplier to comply with applicable laws or maintain required certifications could result in regulatory delays, product seizure, or reputational harm to the Company. These factors could materially and adversely affect the Company’s business, results of operations, and financial condition.

We face significant competition from established companies with greater resources and market presence.

The markets for diagnostic consumables and disinfectant products are highly competitive and characterized by the presence of large, well-capitalized companies with established brands, distribution networks, and customer relationships. Many of our potential competitors have substantially greater financial, technical, regulatory, and marketing resources than we do. These competitors may have existing relationships with hospitals, imaging centers, and distributors that could make market entry more difficult for us.

We also expect competition from new market entrants offering similar or substitute products, including lower-cost or private-label alternatives. Competitive pressures may result in pricing reductions, loss of market share, or reduced margins. While the Company believes its affiliation with the CS Group and its access to established product lines such as Hydrogel and MEDUSA provide competitive advantages, there can be no assurance that we will be able to achieve or maintain a meaningful market position. Increased competition or the introduction of new products by others could have a material adverse effect on our business, operating results, and financial condition.

Our affiliate’s prior distribution of competing products, SpaceOAR, could indirectly expose us to litigation or reputational risks.

One of the Company’s affiliates previously distributed the SpaceOAR product, a first-generation hydrogel spacer used in radiology and related medical applications. The Company’s licensed Hydrogel product represents a second-generation iteration of a similar technology, and both products may compete in certain markets. Although the Company was not directly involved in the sale or distribution of SpaceOAR, its affiliation with the prior distributor may expose it to indirect risks, including potential reputational harm or claims of commercial conflict arising from the distribution of competing products.

In addition, to the extent that litigation, product liability claims, or regulatory investigations were to arise from the distribution or promotion of SpaceOAR or similar products, the Company could be drawn into such proceedings through indemnification, contractual, or corporate affiliation theories. Any such matter could result in legal costs, management distraction, or reputational damage that could materially and adversely affect the Company’s business and financial condition.

Our financial projections are based on assumptions that may not materialize and actual results may differ materially

We have disclosed financial projections for MEDUSA, including potential revenues of approximately USD 80 million in 2025 and USD 460 million within three years. These projections are based on numerous assumptions, including estimated market size and growth, geographic penetration, pricing, gross margins, and customer usage patterns. The projections also assume that we will receive regulatory approvals, expand into multiple regions, and secure reliable manufacturing and distribution partners.

There can be no assurance that these assumptions will prove accurate. If regulatory approvals are delayed or denied, if our pricing or cost assumptions do not hold, if competitors achieve greater market penetration, or if customers adopt the product at lower levels than expected, our actual results could differ materially from the projections disclosed. Investors should not place undue reliance on our financial forecasts, which are inherently uncertain and should not be considered guarantees of future performance.

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We may be subject to regulatory inquiries, claims, suits and prosecutions which may impact on our profitability.

Any failure or perceived failure by us to comply with applicable laws and regulations, in general, may subject us to regulatory inquiries, claims, suits and prosecutions. We can give no assurance that we will prevail in such regulatory inquiries, claims, suits and prosecutions on commercially reasonable terms or at all. Responding to, defending and/or settling regulatory inquiries, claims, suits and prosecutions may be time-consuming and divert management and financial resources or have other adverse effects on our business. A negative outcome in any of these proceedings may result in changes to or discontinuance of some of our services, potential liabilities or additional costs that could have a material adverse effect on our business, results of operations, financial condition and future prospects.

Failure to maintain adequate data privacy and information security measures could expose us to business disruptions or reputational harm.

Although the Company does not currently collect or store large volumes of personal or patient data, it relies on electronic systems and third-party service providers to manage business, regulatory, and financial information. As the Company expands its operations, it may become subject to federal, state, and foreign laws governing data protection and cybersecurity. Any actual or perceived failure to safeguard proprietary or confidential information—including data shared with affiliates, healthcare customers, or vendors—could disrupt operations, damage the Company’s reputation, or lead to regulatory inquiries and financial exposure.

The Company will continue to monitor evolving data privacy and security requirements, but it cannot guarantee that its systems or those of its service providers will be free from breach or unauthorized access. Any such event could have a material adverse effect on the Company’s business and results of operations.

We rely on third parties for certain information technology and data management functions, and any breach or misuse of information could harm our business and reputation.

The Company depends on third-party service providers and cloud-based systems to store, transmit, and manage business, financial, and regulatory information, as necessary. Although the Company does not collect or process consumer or patient data, it maintains confidential business information and may, in the future, process limited customer or supplier data as part of its distribution activities. If these systems or service providers were compromised, misused, or accessed without authorization—whether through a cybersecurity incident, employee error, or third-party failure—the Company could experience business interruptions, reputational damage, or potential legal exposure.

The Company relies on commercially available security, encryption, and authentication technologies; however, no system is completely secure. Advances in technology or new methods of intrusion could result in security breaches despite reasonable safeguards. The Company may be required to expend significant resources to prevent, detect, or remediate such incidents, and any failure to do so could materially and adversely affect its business, operations, or financial condition.

Disruptions in the global supply chain or geopolitical developments could adversely affect our ability to import and distribute Hydrogel and MEDUSA.

The Company depends on affiliates and third-party manufacturers located in Europe and the Middle East for the production, packaging, and shipment of the Hydrogel and MEDUSA product lines. Any interruption in these supply chains—whether due to geopolitical instability, trade restrictions, transportation delays, raw material shortages, or regulatory changes—could adversely affect the availability, cost, and timely delivery of our products.

Political or economic developments in the regions where our affiliates operate, including sanctions, conflicts, or shifts in trade policy, could also disrupt manufacturing or logistics activities. In addition, changes in customs procedures, tariffs, or import/export regulations may increase costs or delay clearance of shipments into the United States. Any prolonged disruption in supply, manufacturing, or transportation could materially and adversely impact the Company’s ability to commercialize its products, generate revenue, and achieve its business objectives.

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We rely on a limited number of third-party manufacturers and suppliers, and any disruption could delay or prevent commercialization of our products

We do not currently manufacture our products in-house and instead rely on third-party manufacturers and suppliers. For MEDUSA, production is conducted through our affiliates that have contracted with Turkuaz Factory (Europe) and Gulf Center Group (Middle East). Because our supply chain depends on a limited number of third-party manufacturers and suppliers, we are exposed to risks if any of these parties experiences regulatory, operational, or financial difficulties, or if our relationships with them are otherwise disrupted. Broader industry trends, such as supply chain shortages and cost inflation, may also affect the availability and cost of raw materials and sterile packaging. If we are unable to secure sufficient manufacturing capacity or obtain necessary supplies on acceptable terms, our commercialization timelines could be delayed, our costs could increase, and our business and financial condition could be materially and adversely affected.

Our ability to achieve a national exchange listing has been materially impacted by recent shareholder actions and related litigation.

In early 2025, a minority shareholder disposed of a large volume of CSDX shares, contributing to a significant decline in our stock price from approximately $3-5 per share in late 2024 to sub-penny levels. This activity, and the resulting loss of market confidence, has impaired our relationships with potential investors and service providers, including broker-dealers, and has forced us to initiate litigation against the shareholder. While the outcome of this litigation is uncertain, the immediate impact has been to delay and potentially jeopardize our plans to meet the quantitative and qualitative requirements for listing on a national securities exchange. There can be no assurance that we will be able to restore investor confidence, achieve the necessary share price levels, or otherwise satisfy the listing criteria in the future.

Changes in tariffs, customs procedures, or import regulations could increase our costs and delay product availability.

The Company’s products are manufactured by third-parties located outside the United States and must be imported for U.S. distribution. As a result, the Company is subject to tariffs, import duties, and customs clearance requirements imposed by U.S. and foreign authorities. Changes in trade policy, import classification, or tariff schedules—whether due to new legislation, international trade disputes, or changes in enforcement priorities—could materially increase the cost of importing Hydrogel and MEDUSA into the United States.

In addition, delays or complications in customs clearance, changes in documentation requirements, or increased inspection activity could disrupt the Company’s supply chain and postpone product delivery. Any such increase in import costs or delay in product availability could materially and adversely affect the Company’s profit margins, operating results, and ability to meet market demand.

Our business depends entirely on two licensed products that we do not own, and both are subject to extensive regulatory oversight.

The Company’s current business operations are focused solely on the distribution and commercialization of two licensed products—Hydrogel and MEDUSA—which are owned and manufactured by affiliated entities. As a result, the Company’s future revenue and growth prospects depend on the continued validity of these license agreements and the ability of its affiliates to maintain product quality, regulatory compliance, and production capacity. Because the Company does not own the underlying intellectual property or manufacturing facilities for these products, it has limited control over their development, pricing, or supply.

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Both Hydrogel and MEDUSA are subject to extensive regulation by multiple authorities, including the U.S. FDA, the EPA, and foreign regulatory bodies. Any delay, suspension, or withdrawal of regulatory approvals—or any noncompliance by the Company or its affiliates—could restrict or prevent the sale of these products in one or more markets. The Company’s reliance on a limited number of licensed products and its exposure to complex regulatory requirements heighten the risk that adverse events, compliance issues, or market changes could have a material adverse effect on its business, results of operations, and financial condition.

We do not own the intellectual property for our licensed products and could lose our rights if the underlying license agreements are breached or terminated.

The Company’s operations depend entirely on its rights under license agreements with affiliated entities that own the intellectual property for Hydrogel and MEDUSA. Because the Company does not own these intellectual property rights, its ability to market, distribute, or further develop the products is subject to the continuing validity and enforceability of those license agreements. If the Company or its affiliates were to breach any material term of the licenses, or if the agreements were terminated or not renewed, the Company could lose the rights necessary to commercialize its products.

In addition, the Company has limited ability to control or influence the actions of the licensors with respect to maintaining patent protection, regulatory approvals, or trade secrets. Any dispute with an affiliate or third-party licensor regarding ownership, scope, or performance under a license agreement could result in costly litigation or arbitration, delay commercialization efforts, or result in the loss of critical rights. The termination or impairment of the Company’s license rights would have a material adverse effect on its business, results of operations, and financial condition.

We may not maintain sufficient insurance coverage to protect against potential product liability claims or business interruption losses.

The Company’s operations expose it to potential risks, including product liability, regulatory enforcement, and business interruptions arising from supply chain delays, shipping incidents, or other unforeseen events. Although the Company intends to maintain insurance coverage customary for its industry, such coverage may not be adequate to cover all potential losses or liabilities. In addition, certain risks—such as regulatory actions, product recalls, or reputational harm—may not be insurable or may only be covered in part.

If the Company were subject to a significant product liability claim, litigation, or other event resulting in losses exceeding available coverage, it could incur substantial costs, divert management’s attention, and experience a material adverse effect on its business, financial condition, and results of operations.

A U.S. government shutdown or reduced federal agency operations could delay regulatory approvals and adversely affect our commercialization timeline.

The Company’s business depends on obtaining and maintaining regulatory approvals from U.S. government agencies, including the FDA and the EPA. In the event of a U.S. government shutdown, lapse in appropriations, or other disruption in federal agency operations, the review and approval of applications, import documentation, and other regulatory submissions could be delayed or suspended. Any such delay could postpone the commercialization of our licensed products, increase compliance costs, and negatively affect our ability to generate revenue according to planned timelines. Prolonged or repeated shutdowns could materially and adversely impact the Company’s business, financial condition, and results of operations.

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Risks Related to being a Publicly Traded Company

Market Volatility

The Company’s common stock is publicly traded, and the market price of the stock may experience significant volatility due to various factors, including financial results, changes in the Company’s business or industry, general market conditions, and economic trends. Such volatility may impact on the valuation of the Company and, indirectly, the value of the Shares.

Potential Dilution

As a publicly traded company, the Company may issue additional shares of common or preferred stock in the future, which could dilute the interests of existing shareholders, including investors in the offered securities. Such dilution may result from financing activities, employee compensation plans, or strategic transactions.

Dependence on Market Perception

The performance and valuation of the Company’s publicly traded common stock may depend significantly on market perception and investor sentiment. Negative news, adverse developments, or unfavorable market conditions could harm the Company’s reputation and adversely impact its financial condition and operations.

Compliance with Public Company Reporting Obligations

As a publicly traded company, the Company is subject to periodic reporting and other disclosure requirements under applicable securities laws. Compliance with these obligations involves significant costs, and any failure to timely or accurately meet these requirements could result in regulatory penalties, reputational harm, and adverse impacts on the Company’s financial performance.

Insider Ownership and Control

Our President and Chief Executive Officer, Mr. Thomas Fahrhoefer, is the ultimate beneficial owner of both CS Diagnostics Pharma GmbH and CS Interpharm General Trading Co. LLC, and holds a majority of our outstanding voting securities, including 66.90% of the outstanding common stock, 100% of the outstanding Series A Preferred Stock, and 68.31% of the outstanding Series B Preferred Stock. As a result, these insiders exercise significant control over all matters requiring shareholder approval, including the election of directors, approval of mergers or other business combinations, and other significant corporate actions. This concentration of ownership may:

•	reduce the ability of minority shareholders to influence or approve corporate decisions;

•	delay, defer, or prevent a change in control of the Company, even when such a transaction may be favorable to other shareholders;

•	discourage potential acquirers from making a tender offer or pursuing other transactions; and

•	permit our controlling shareholder to determine his own compensation and perquisites, which could reduce funds available for net income or reinvestment in the business.

This concentration of ownership and voting power could conflict with the interests of our minority shareholders and may adversely affect the value of their investment.

Risks of Delisting or Trading Suspension

The Company’s common stock is listed on OTC Markets. If the Company fails to meet applicable listing or trading requirements, its stock could be delisted or suspended from trading, which could significantly impair its liquidity and value, as well as the Company’s ability to raise capital.

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Litigation and Regulatory Risks

Publicly traded companies often face heightened risks of shareholder litigation, regulatory scrutiny, and enforcement actions. Such risks could result in significant legal costs, settlements, or damages and may adversely impact the Company’s financial condition.

Impact of Securities Laws on Resale of Shares

The Company’s status as a publicly traded company may subject investors to certain legal and regulatory restrictions on the resale of the offered securities, particularly if the resale involves significant ownership stakes or affiliates of the Company.

Disclosure of Material Non-Public Information

As a publicly traded company, the Company must carefully manage its disclosure obligations. Purchasers of the offered securities should be aware that they may, at times, have access to material non-public information that could restrict their ability to trade in the Company’s publicly traded securities under applicable insider trading laws.

We may, in the future, issue additional Shares which would reduce investors’ percentage of ownership and may dilute our common membership unit value.

Our Articles of Incorporation authorize the issuance of 4,000,000 shares of the Series C Preferred Stock. The issuance of Preferred Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the units held by our investors and might have an adverse effect on any trading market for our common units.

We are subject to compliance with securities law, which exposes us to potential liabilities, including potential rescission rights.

We may offer to sell our securities to investors pursuant to certain exemptions from the registration requirements of the Securities Act of 1933, as well as those of various state securities laws. The basis for relying on such exemptions is factual; that is, the applicability of such exemptions depends upon our conduct and that of those persons contacting prospective investors and making the offering. We may not seek any legal opinion to the effect that any such offering would be exempt from registration under any federal or state law. Instead, we may elect to relay upon the operative facts as the basis for such exemption, including information provided by investors themselves. If any such offering did not qualify for such exemption, an investor would have the right to rescind its purchase of the securities if it so desired. It is possible that if an investor sought rescission, such investor would succeed. A similar situation prevails under state law in those states where the securities may be offered without registration in reliance on the partial preemption from the registration or qualification provisions of such state statutes under the National Securities Markets Improvement Act of 1996. If investors were successful in seeking rescission, we would face severe financial demands that could adversely affect our business and operations. Additionally, if we did not in fact qualify for the exemptions upon which we relied, we may become subject to significant fines and penalties imposed by the SEC and state securities agencies.

There is no current established trading market for our Shares and if a trading market does not develop, purchasers of our securities may have difficulty selling their Shares.

There is currently no established public trading market for our Shares and an active trading market in our Shares may not develop or, if developed, may not be sustained. No market makers have committed to becoming market makers for our Shares and none may do so in the future.

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Because we do not intend to pay any cash dividends on our Shares our members will not be able to receive a return on their Shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Shares in the foreseeable future. Unless we pay dividends, our members will not be able to receive a return on their Shares unless they sell them. There is no assurance that members will be able to sell Shares when desired.

Our ability to meet the standards to be listed on a national exchange has been materially impacted by a recent shareholder action and related litigation.

In early 2025, a minority shareholder disposed of a large volume of CSDX shares, contributing to a significant decline in our stock price from approximately $3.00 per share in late 2024 to sub-penny levels. This activity, and the resulting loss of market confidence, has impaired our relationships with potential investors and service providers, and has forced us to initiate litigation against the shareholder. While the outcome of this litigation is uncertain, the immediate impact has been to delay and jeopardize our plans to meet the quantitative and qualitative requirements for listing on a national securities exchange. There can be no assurance that we will be able to restore investor confidence, achieve the necessary share price levels, or otherwise satisfy the listing criteria in the near future.

Risks Related to the Industry

Competitive pricing pressures could reduce our margins and profitability.

The markets for diagnostic and disinfectant products are price-sensitive and highly competitive. Larger, established companies often have greater purchasing power, distribution networks, and production efficiencies, enabling them to offer lower prices. To remain competitive, the Company may be required to reduce its pricing or increase marketing and promotional spending, which could reduce gross margins. Sustained pricing pressure, changes in customer purchasing behavior, or aggressive discounting by competitors could materially and adversely affect the Company’s revenue, profitability, and financial condition.

Rapid technological change in the medical consumables industry could render our products less competitive or obsolete.

The healthcare products industry is characterized by continuous innovation and the frequent introduction of new materials, devices, and technologies. The Company’s licensed products, Hydrogel and MEDUSA, may face competition from newer or more effective alternatives developed by others. If the Company and its affiliates fail to keep pace with technological advancements or shifts in industry standards, customer demand for our products could decline. Any technological obsolescence or inability to adapt to market trends could materially and adversely affect our business and operating results.

Changes in healthcare regulations or reimbursement policies could reduce demand for our products.

Healthcare providers’ purchasing decisions are often influenced by reimbursement policies under government and private insurance programs. Changes in Medicare, Medicaid, or other reimbursement frameworks may alter the economics of using or purchasing diagnostic and disinfectant products. In addition, new regulations or procurement rules affecting hospitals and imaging centers could limit the adoption or approved uses of our products. Any such regulatory or reimbursement changes could reduce demand, constrain pricing flexibility, and adversely affect the Company’s business and financial performance.

Public health crises or pandemics could disrupt our supply chains or affect product demand.

Global health emergencies—such as pandemics, epidemics, or other public health crises—could disrupt manufacturing, logistics, and international trade, leading to supply shortages or shipping delays for our products. Such events may also shift healthcare system priorities, causing customers to delay or reduce purchases of diagnostic consumables. Additionally, public health crises can lead to travel restrictions, regulatory delays, and economic uncertainty that may affect both supply and demand. Any prolonged disruption resulting from such events could materially and adversely affect the Company’s operations, revenue, and financial condition.

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Additional Risks

The risks described above are not the only risks that may affect the Company. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also have a material adverse effect on our business, financial condition, results of operations, or the value of our securities. Investors should carefully consider all of the information in this Form 10, including the risk factors described herein, before making an investment decision.

SECURITY OWNERSHIP

Beneficial Owners and Management

The following table sets forth information with respect to the beneficial information of our Common Stock and Preferred Stock as of September 30, 2025:

•	Each person who we know to beneficially owns more than 5% of our outstanding voting securities (i.e. Common Stock, Series A Preferred Stock, and Series B Preferred Stock),

•	Each of our director and named executive officer, and

•	All directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and includes voting and/or investment power with respect to securities. Percentages are based on the following issued and outstanding stock of the Company as of September 30, 2025, see below. See also Risk Factors—Insider Ownership and Control, Description of Capital Stock, and Capitalization.

•	Common Stock: 137,340,200 shares

•	Series A Preferred: 10 shares

•	Series B Preferred: 19,992,575 shares

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Name of Officer/Director or Control Person	Affiliation with Company	Number of shares owned	Share type/class	Ownership Percentage of
	(Officer/Director/Owner of more than 5%)			Class Outstanding
Thomas Fahrhoefer	President	91,881,896	Common	66.90%
CS Diagnostics Pharma GmbH	>5%	74,855,800	Common	54.50%
CS Interpharm General Trading Co. LLC	> 5%	17,026,096	Common	12.40%
Fast Balance CEDE & CO	>5%	9,075,301	Common	6.61%
Thomas J Migotsch	Chief Operational Officer	480,000	Common	0.35%
Thomas Fahrhoefer	President	10	Preferred A	100.00%
CS Diagnostics Pharma GmbH	>5%	10	Preferred A	100.00%
Thomas Fahrhoefer	President	13,655,206	Preferred B	68.31%
CS Diagnostics Pharma GmbH	>5%	7,924,180	Preferred B	39.64%
CS Interpharm General Trading Co. LLC	> 5%	5,731,026	Preferred B	28.67%
Association Continental de Reassurance NV	>5%	1,499,625	Preferred B	7.50%
Thomas Graus	>5%	1,273,737	Preferred B	6.40%
Antonio Santoli	>5%	1,273,737	Preferred B	6.40%
All directors and executive officers as a group		92,361,896	Common	67.25%
		13,655,206	Preferred B	68.31%

Note: As of September 30, 2025, our President and Chief Executive Officer, Mr. Thomas Fahrhoefer, beneficially owns 66.90% of our outstanding common stock, 100% of our outstanding Series A Preferred Stock, and approximately 68.31% of our outstanding Series B Preferred Stock. Because the Series A Preferred Stock carries super-voting rights and the Series B Preferred Stock votes on a one-for-one basis with our common stock, Mr. Fahrhoefer effectively controls all matters submitted to a vote of our shareholders. This concentration of ownership allows him to exercise significant influence over the election of directors, approval of mergers and acquisitions, amendments to our charter documents, and other significant corporate matters.

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As a result, Mr. Fahrhoefer’s control may limit the ability of minority shareholders to influence corporate decisions, and may delay, defer, or prevent a change in control of the Company. See Risk Factors, Description of Capital Stock, and Capitalization.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Directors and Officers

The following table identifies the individuals appointed by our Board of Directors to serve as the Company’s directors and executive officers. The Company does not currently have any employees; instead, these individuals serve in their respective officer roles pursuant to appointments by the Board and also hold officer and/or director positions within an affiliated company. Our directors were elected by majority written consent of the stockholders in lieu of a shareholders’ meeting. Directors serve one-year terms and until their successors are duly elected and qualified. Officers are appointed by the Board of Directors, and their terms of office are subject to the discretion of the Board.

Name	Position

Thomas Fahrhoefer	President, Chief Executive Officer, & Chairman of the Board of Directors

Mohammad EsSayed	Vice President, Chief Financial Officer, & Director

Sabrina Kummer Godehardt	Business Development, & Director

Janel Luzana	Corporate Secretary

Mahmoud A. Al-Sayyed	Independent Director

Dr. Ralf Herwig	Independent Director

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Thomas Fahrhoefer, 55

Mr. Fahrhoefer is the founder of the CS Diagnostics Group and an expert in pharmaceutical distribution and healthcare business development. After studies in medicine and pharmacy, he built a career in pharmaceutical sales and management, including roles at Pfizer Germany (2001–2003) and Sanochemia AG (in the diagnostics business unit). In 2009, Mr. Fahrhoefer founded CS Diagnostics Pharma GmbH in Germany, growing it into the current CS Group comprising CS Diagnostics Pharma GmbH, CS Interpharm LLC, and CS Diagnostics Corp. Under his leadership, the Company is pursuing innovative solutions for example, without limitation, the Hydrogel. Mr. Fahrhoefer has been the President and a Director of the Company since the change-in-control in April 2022, and he also serves as the Chairman of the Board.

Mohammad EsSayed, 47

Mr. EsSayed has over 22 years of professional experience in finance, banking, and executive management. He holds multiple finance degrees and certifications, including an MBA in International Corporate Banking and the CFA (Chartered Financial Analyst) designation. Prior to joining CS Diagnostics, Mr. EsSayed served as CFO and Managing Director for other companies, and he has a strong background in financial planning, corporate finance, and governance. CS Diagnostics benefits from his extensive financial management experience. He was appointed as CFO and Vice President of the Company in 2022. In this capacity, Mr. EsSayed manages the Company’s financial strategy, accounting and reporting, and investor relations functions.

Sabrina Kummer Godehardt, 45

Ms. Godehardt is a certified office communication clerk with over 15 years of experience in medical administration and practice management. She worked as practice manager in a radiology and nuclear medicine clinic from 2015 to 2024, with additional responsibility for IT systems. Since June 2024, she serves as Head of Sales Coordination at CS Pharma. She holds IHK certifications in practice and marketing management and is proficient in MS Office, Lexware, Picture Archiving and Communication Systems (“PACS”) and Radiology Information Systems (“RIS”) systems, and various administrative tools.

An IHK certification refers to credentials or documentation issued by the German Chamber of Industry and Commerce (Industrie- und Handelskammer) confirming compliance with applicable trade, training, or quality standards in Germany.

PACS and RIS platforms are widely adopted imaging management systems used by hospitals and diagnostic centers to capture, store, and manage medical images and patient data.

Janel Luzana, 41

Ms. Luzana serves as the Company’s Corporate Secretary, responsible for corporate records, compliance with corporate governance requirements, and assisting the executive team on legal/administrative matters. She joined the Board as part of the 2022 reorganization. Ms. Luzana’s professional biography is not elaborated in the available disclosure, but she is identified as the Corporate Secretary in official filings.

Mahmoud A. Al-Sayyed, 54

Mahmoud A. Al-Sayyed is a senior executive nearly three decades of experience in investment advisory, corporate strategy, and governance. His background includes expertise in initial public offerings, mergers and acquisitions, business valuation, and financial modeling. He has held various leadership and board positions, bringing a wealth of management and oversight experience. He is a recipient of the Best 100 Arab CEOs Award and the Professional Excellence Award, recognizing his leadership impact and contributions to business excellence in the region. Mr. Al-Sayyed’s career highlights include developing corporate strategies, executing performance management programs, and serving on supervisory boards and board committees in an advisory capacity. He joined CS Diagnostics as an independent Board member to provide guidance on corporate finance, strategy, and compliance.

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Dr. Ralf Herwig, 60

Dr. Herwig is a board-certified physician since 1995 with a doctorate in medicine (magna cum laude) from and habilitation in urology. He received his medical degree Münster/Westfalia, Germany and Dublin, Ireland (Royal College of Surgeons in Ireland, Coomb Hospital, James Conolly Memorial Hospital). He holds professorial titles and serves as President of both the Austrian Andrological Society and the International Autism Association (2025). Dr. Herwig is a certified urologist by the German Medical Association and is a member of several professional organizations, including the German Society of Urology and the European Association of Urology. His expertise spans urology, andrology, minimally invasive surgery, molecular biology, and sexual medicine, supported by extensive scientific training and over a dozen memberships in international medical societies. He is Editor-in-Chief of multiple scientific journals and has received several prestigious awards for his research.

Executive Compensation

On July 18th 2024, a shareholder resolution was issued for changes in CSDX board of directors as follows:

Mr. Thomas Migotsch as well as the previous independent director Dr. Lauren Kate Ugur were replaced by Ms. Sabrina K. Godehardt as Director of Business Development, and Dr. Ralf Herwig as independent director.

On August 9th 2024, a shareholder resolution was issued for changes in CSDX board of directors as follows: Mr. Thomas Migotsch and Mr. Thomas Graus (“Mr. Graus”) as well as the previous independent directors Mrs. Csilla Kanderka and Mrs. Delia-Alexandra Kreutner were replaced by Mr. Mohammad EsSayed as VP, Director and CFO, Dr. Ralf Herwig and Mr. Mahmoud Ahmad Hashim AL-Sayed take on their role as independent directors, and Ms. Janel Luzana as an Officer and Company Secretary.

Mr. Thomas Graus (“Mr. Graus”) entered into a compensation agreement with the Company for services rendered from March 28, 2022 through August 9, 2024. Under the terms of the agreement, Mr. Graus was entitled to receive compensation of €72,000 by December 31, 2024, which was expressly conditioned upon the Company receiving capital from investors on or before that date. Because the Company did not receive such capital, the €72,000 payment was not earned and was not paid to Mr. Graus. The Company and Mr. Graus have agreed to meet by end of this fiscal year, 2025, to discuss, in good faith, whether an alternative payment arrangement is appropriate.

Officer:

Name and principal position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- equity incentive plan compensation	Non- qualified deferred compensation earnings	All other compensation	Total ($)
Thomas Fahrhoefer	2025	-	-	-	-	-	-	-	-
Mohammad EsSayed	2025	-	-	-	-	-	-	-	-
Sabrina Kummer Godehardt	2025	-	-	-	-	-	-	-	-
Janel Luzana	2025	-	-	-	-	-	-	-	-

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Directors:

Name and principal position	Fees earned or paid in cash($)	Stock Awards ($)	Option awards ($)	Non-equity incentive plan compensation	Non-qualified deferred compensation earnings	All other compensation	Total ($)
Thomas Fahrhoefer	-	-	-	-	-	-	-
Mohammad EsSayed	-	-	-	-	-	-	-
Sabrina Kummer Godehardt	-	-	-	-	-	-	-
Janel Luzana	-	-	-	-	-	-	-
Mahmoud A. Al-Sayyed	-	-	-	-	-	-	-
Dr. Ralf Herwig	-	-	-	-	-	-	-

Limitation of Liability and Indemnification

The Wyoming Business Corporation Act (the "WBCA"), under which the Company is organized, permits the inclusion in a corporation’s Bylaws of a provision limiting or eliminating the personal monetary liability of directors to a corporation or its stockholders for breaches of their fiduciary duty as directors. Such a provision may not limit or eliminate the liability of a director for: (i) acts or omissions that involve intentional misconduct, fraud, or a knowing violation of law; (ii) transactions from which the director derives an improper personal benefit; (iii) unlawful distributions under the WBCA; or (iv) breaches of the duty of loyalty to the corporation or its stockholders. Accordingly, any limitations permitted by the WBCA applies only to the "duty of care" of directors protecting them from personal liability for unintentional errors in judgment made in good faith.

The Company’s Bylaws include a provision eliminating the personal monetary liability of directors to the fullest extent permitted by Wyoming law. As a result, stockholders may bring monetary claims against a director only for conduct involving disloyalty, bad faith, intentional misconduct, knowing violations of law, improper personal benefit, or unlawful distributions, and not for negligence or gross negligence in the performance of their duties of care. The WBCA limitation applies only to actions brought against a person in their capacity as a director and does not extend to any actions brought against such person in another capacity, including as an officer, or under other applicable laws such as the federal securities laws.

In addition, the Company's Bylaws provides that the Company will indemnify its directors, officers, employees and other agents to the fullest extent permitted by Wyoming law. This indemnification includes reimbursement for expenses incurred in defending any proceeding to which such persons are made a party by reason of their service to the Company, provided they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred in the successful defense of any action) is asserted by a director, officer, or controlling person, the Company will, unless the matter has been settled by controlling precedent, submit the question to a court of appropriate jurisdiction for a determination of whether such indemnification is against public policy, and will abide by the final adjudication of such issue.

As of the date of this filing, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company for which indemnification is being sought, and the Company is not aware of any pending or threatened litigation that may result in such a claim. The Company may also maintain directors’ and officers’ liability insurance (“D&O insurance”) to provide additional protection for its directors and officers against certain liabilities, subject to the terms and limitations of such policies.

Stock and Stock Option Issuances in 2023 and 2024

The following table details all stock and stock option issuances made to Company officers and directors during fiscal years 2023 and 2024:

Date	Securities	Class of Securities	Amount Per Share	Issued To	Purpose	Exemption
08/01/23	(134,974,014)	Common	$0.0001	All Shareholders	Reverse Split: 1 for 100,000 and forward split 1 to 200	4(a)(2)
09/27/23	65,000,000	Common	$4.54	CS Diagnostics Pharma GmbH (1)	Asset Purchase Agreement	4(a)(2)
09/27/23	20,000,000	Common	$4.54	CS Interpharm LLC (2)	Asset Purchase Agreement	4(a)(2)

Notes:

1.	The beneficial owner is the Company’s Chief Executive Officer, President and Director Thomas Fahrhoefer
2.	The beneficial owner is the Company’s Chief Executive Officer, President and Director Thomas Fahrhoefer

Related Party Transactions

License Agreements

Hydrogel License Agreement

The Hydrogel product, titled “Space-Gel; Spacer Hydrogel for Organ Shielding During Radiation Treatment of Prostate Carcinoma” (DWI file reference: DW-LD015), was developed by DWI, through its inventors Mr. Andreas Krüger, Prof. Dr.-Ing. Laura de Laporte, and Dr. Jens Köhler. DWI is the sole holder of the intellectual property rights and related patent applications covering the Hydrogel product.

On March 21, 2024, DWI, represented by RWTH Innovation GmbH, entered into an exclusive license agreement with CS Pharma, granting CS Pharma the exclusive right to manufacture, market, sublicense, and commercialize products based on the Hydrogel product for use in prostate cancer applications, subject to certain limitations. Under the agreement, CS Pharma is authorized to grant sublicenses with DWI’s consent and is responsible for maintaining the licensed intellectual property and obtaining the necessary regulatory approvals for commercialization.

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The license is materially limited to the field of application of prostate cancer and is territorially limited to the scope of the applicable intellectual property rights. The agreement includes a one-time license fee of €15,000, an annual minimum license fee of €2,500, and sales-based royalty payments ranging from approximately 2% to 3% of net sales, depending on cumulative sales thresholds. The agreement has an initial term through March 31, 2029, and may automatically extend thereafter depending on the status of the underlying intellectual property rights. The agreement may be terminated by either party under certain circumstances, including material breach of the agreement, failure to commercialize the licensed technology, or other specified events.

Subsequently, CSDX acquired all of the assets of CS Pharma, including all rights, title, and interests CS Pharma held in the Hydrogel product line. As a result of this acquisition, CSDX now holds all exclusive rights to market, distribute, and further develop Hydrogel in the United States, subject to regulatory approvals. DWI remains the ultimate patent holder, and CSDX’s exclusive rights to Hydrogel are derived from the rights transferred through the asset acquisition.

The Company and its affiliates are currently engaged in discussions with DWI regarding a potential amendment to the existing license agreement and the possible entry into a revised or additional agreement that may involve CSDX directly. These discussions may address, among other things, the licensing structure within the CS Group and other potential commercial terms relating to the Hydrogel technology. As of the date of this Information Statement, no amended or new agreement has been executed. The Company will disclose any material amendments or new agreements in future filings with the Securities and Exchange Commission if and when such agreements are finalized.

MEDUSA License Agreement

The MEDUSA product line was originally developed, formulated, and invented solely by Mr. Thomas Fahrhoefer, the Company’s President and Chief Executive Officer. Mr. Fahrhoefer personally funded the development of MEDUSA and subsequently entered into a partnership with an individual who represented that he had the experience and capabilities to support the product’s commercialization. The partnership did not succeed as anticipated and was later terminated. Following the termination of that relationship, CS Interpharm, an entity wholly owned and controlled by Mr. Fahrhoefer, entered into a binding purchase agreement on August 7, 2024 to acquire full ownership of the MEDUSA product line from the former partner.

Following this acquisition, on January 2, 2025, CS Interpharm entered into an exclusive license agreement with the Company, granting CSDX the exclusive rights to market, distribute, and commercialize MEDUSA within the United States and its territories. As a result, CS Interpharm remains the sole owner of the MEDUSA intellectual property, while CSDX holds the exclusive commercialization rights in the United States pursuant to the license agreement.

Under the agreement, the Company paid an upfront license fee of $20,000, and is required to pay an annual license maintenance fee of $5,000. The Company also pays a royalty of 2.5% of net sales of the product within the licensed territory. The agreement has a ten-year term, unless earlier terminated. Either party may terminate the agreement in the event of a material breach that remains uncured following notice, or upon certain insolvency events affecting the other party.

Common Ownership and Control

Mr. Thomas Fahrhoefer, the Company’s President, Chief Executive Officer, and controlling stockholder, is also the ultimate beneficial owner of CS Pharma and CS Interpharm, which are parties to the Company’s product license agreements. As a result, these entities are considered related parties.

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Administrative Resources

The Company’s principal executive office is located in Cheyenne, Wyoming. Certain administrative functions, including operations, IT, and record-keeping support, are performed using resources shared with affiliates under informal arrangements without formal lease or cost allocation agreements.

Engaged Service Professionals

Auditor

Following the suspension of the Company’s former auditor from appearing and practicing before the U.S. Securities and Exchange Commission, the Company engaged a new independent registered public accounting firm.

On April 2, 2025, the Company engaged LAO Prof., a PCAOB-registered public accounting firm, to serve as the Company’s independent registered public accounting firm for purposes of preparing and reviewing the Company’s interim financial statements for 2025.

Subsequently, in February 2026, the Company engaged Shah-Teelani & Associates, a PCAOB-registered public accounting firm, to serve as the Company’s independent registered public accounting firm for the audit of the Company’s financial statements for the year ended December 31, 2025 and for subsequent periodic filings.

During the periods covered by the Company’s financial statements and through the date of the engagement of the new accounting firms, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of the former accountant, would have caused the accountant to make reference to the subject matter of the disagreement in connection with its reports.

DESCRIPTION OF CAPITAL STOCK

Common Stock

The Company is authorized to issue up to 250,000,000 Shares of Common Stock, $0.00001 par value per share, of which 137,340,200 are issued and outstanding. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available therefore.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of Common Stock, pro rata based on the number of Shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights. The outstanding Notes of common stock are, when issued, fully paid and nonassessable.

As of September 30, 2025, we have 317 shareholders of record, and our outstanding common shares is 137,340,200.

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Preferred Stock

The Company is authorized to issue up to 25,000,000 shares of Preferred Stock, par value $0.00001 per share, of which 19,992,585 shares are issued and outstanding. The Company has created three (3) classes of preferred stock with distinct rights and privileges.

Series A Preferred Stock

The Company is authorized to issue up to 1,000,000 shares of Series A Preferred Stock, par value $0.00001 per share, of which 10 shares are issued and outstanding. The holder of the Series A Preferred Stock are entitled to vote pari passu with holders of the Company’s common stock on the following basis: four times the sum of (a) the total number of shares of common stock which are issued and outstanding together with; (b) the total number of shares of any other series of preferred stock which are issued and outstanding.

The holders of the Series A Preferred Stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available therefore. The Series A Preferred Stock is designated as “Super Voting Stock” and carries no conversion rights. Holders of Series A Preferred Stock do not have the right to convert their shares into shares of common stock or any other class of the Company’s securities.

The holder of the Series A Preferred Stock holds a dividend preference over the Series B Preferred Stock and common stock of the Company.

Upon liquidation, the holders of the Series A Preferred Stock are entitled to receive an amount equal to the sum of (a) the original issue price of the Series A Preferred Stock multiplied by; (b) the number of shares of Series A Preferred Stock owned by such holder upon liquidation, as adjusted for any for any recapitalizations. This right is senior to any other class of securities of the Company.

Series B Preferred Stock

The Company is authorized to issue up to 20,000,000 shares of Series B Preferred Stock, par value $0.00001 per share, of which 19,992,575 shares are issued and outstanding. Holders of the Series B Preferred Stock are entitled to convert each share of stock into 20,000 shares of the Company’s common stock, with the limitation of no greater than 9.90% of the total issued and outstanding common stock of the Company.

The holder of the Series B Preferred Stock are entitled to vote pari passu with holders of the Company’s common stock on a one-to-one basis.

The holders of the Series B Preferred Stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available therefore. The holder of the Series B Preferred Stock holds a hold a dividend preference junior in right to that of the Series A Preferred Stock and Series C Preferred Stock but senior in right to the common stock of the Company.

Upon an event of liquidation, the holders of the Series B Preferred Stock are entitled to receive, to the extent available, an amount equal to $1.00 per share (or $0.997 per share for aggregate subscriptions exceeding $100,000), as adjusted for any stock dividends, splits, combinations and capitalization, plus all declared but unpaid dividends. After payment of this preference amount in full, any remaining distributable assets shall be distributed ratably among the holders of the Company’s common stock.

Series C Preferred Stock

The Company is authorized to issue up to 4,000,000 shares of Series C Preferred Stock, par value $0.00001 per share, with a stated value of $1,000 per share (“Stated Value”), of which zero (0) shares are issued and outstanding. The Series C Preferred Stock does not carry any voting rights.

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Holders of the Series C Preferred stock are entitled to receive an annual dividend in the amount of 6.5% per annum, payable semi-annually, in arrears, on each February 1st and August 1st, respectively, of each year. All unpaid dividends shall accrue. Dividends shall be paid in cash to the extent funds are legally available for such payment. The Series C Preferred Stock carries a dividend preference over all other classes of securities of the Company.

The holders of the Series C Preferred Stock shall have the right to convert their shares into Common Stock at a price equal to 90% of the thirty (30)-day average ask price of the Common Stock as quoted on any national securities exchange where the Company's securities are listed or traded, calculated as of the date the conversion notice is delivered to the Company. After three (3) years of issuance of Series C Preferred Stock, the Company may compel redemption in whole or in part, at its option, at an amount equal to the Stated Value.

Upon an event of liquidation, the holders of the Series C Preferred Stock are entitled to receive, to the extent available, an amount equal to the Stated Value together with any accrued but unpaid dividends. The Series C Preferred Stock carries a liquidation preference over the common stockholder of the Company, although subordinate to stockholders of Series A and B Preferred Stock.

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Recent Issuances of Securities

Date of Transaction	Transaction Type (e.g. new issuance, cancellation, shares returned to treasury)	Number of Shares Issued (or cancelled)	Class of Securities	Value of Shares Issued ($/per share) at Issuance	Were the shares issued at a discount to market price at the time of issuance (Yes/No)	Individual/Entity Shares were issued to (entities must have individual with voting/investment control disclosed)	Reason for share issuance (e.g. for cash or debt conversion) -OR- Nature of Services Provided	Restricted or Unrestricted as of this filing.	Exemption or Registration Type
2022	Issuance	110,000,000	Common	$4.54	No	Patientrac Limited[1]	Pursuant to the Securities Purchase Agreement for services rendered, e.g. acquisition costs, payments and organization reinstatements	Restricted	4(a)(2)
2023	Corporate Action Reverse split 1 to 100,000 and Forward Split 1 to 200	-134,497,014	Common	0.00001	No	Corporate Action all Shareholders	Same	Restricted and Unrestricted	4(a)(2)
2024	Issuance	26,500,000	Common	$4.54	No	CS Interpharm LLC[2]	Asset Purchase Agreement	Restricted	4(a)(2)

Note:

1.	PatientTrac Limited is a United Kingdom company whose beneficial owner is H Wayne Hayes, Jr. of Bogota, Colombia and held these shares in trust. PatientTrac, pursuant to the Securities Purchase Agreement dated 30 March 2022 with CS Diagnostics Pharma GmbH, has agreed on July 9, 2022 to issue 110,000,000 common shares. Although, the shares were not recorded in the Company’s balance sheet until fiscal year 2023.

2.	The beneficial owner of both CS Diagnostics Pharma GmbH and CS Interpharm LLC is Thomas Fahrhoefer, Dubai, UAE.

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CAPITALIZATION

CS DIAGNOSTICS CORP. CSDX
BALANCE SHEET
FOR THE PERIOD ENDED SEPTEMBER 30 2025

	September 30, 2025 (Unaudited)	December 31, 2024 (Audited)
Assets
Current Assets
Cash	13	501
Other Receivables	31,000	-
Total Current Assets	$31,013	$501
Intangible Assets	499,400,000	499,400,000
Total Assets	$499,431,013	$499,400,501
Liabilities and Stockholders’ Deficit
Current Liabilities
Account Payables	1,609	1,428
Non-current liabilities		-
Total Liabilities	$1,609	$1,428
Shareholder's Equity / (Deficit)
Common stock, $0.00001 par value; 250,000,000 shares authorized,137,340,200 shares issued and outstanding as of September 30, 2025	1,373	1,373
Preferred stock Series A, $0.00001 par value;1,000,000 shares authorized, 10 shares issued and outstanding as of September 30, 2025	-	-
Preferred stock Series B, $0.00001 par value; 20,000,000 shares authorized, 19,992,575 shares issued and outstanding as of September 30, 2025	2,000	2,000
Preferred stock Series C, $0.00001 par value; 4,000,000 shares authorized, 0 shares issued and outstanding as of September 30, 2025	40	-
Additional paid-in capital	504,161,838	504,163,629
Accumulated deficit	(4,735,847)	(4,767,928)
Total Stockholders’ Equity /(Deficit)	$499,429,404	$499,399,073

Total Liabilities and Stockholders' Equity /(Deficit)	$499,431,013	$499,400,501

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Management’s Discussion and Analysis of Financial Condition and Results of Operation (MD&A)

Overview and Business Summary

CSDX is a medical technology and distribution company focused on improving therapy outcomes in prostate cancer treatment and reducing side effects for patients. The Company provides medical industry partners with access to international markets and regulatory approval services in Europe and the MENA region, while also developing its own innovative products.

In August 2023, CSDX underwent a corporate reorganization – changing its name from FlashZero Corp. to CS Diagnostics Corp. – and repositioned its business within the healthcare sector. A pivotal event was the licensing of the Hydrogel product in September 2024, when CSDX obtained the exclusive rights to market and commercialize the product its parent group. Hydrogel is a hydrogel-based tissue spacer used in radiation therapy to increase the distance between malignant tumors and healthy tissue, thereby protecting healthy tissue from high-dose radiation damage. This spacer is injected in liquid form into the space between cancerous and healthy tissues (specifically between the prostate and rectum in prostate cancer), and it biodegrades after about six months. Importantly, Hydrogel is a sterile, “ready-to-use” product that can be applied directly without on-site preparation, and it is intended for use not only in prostate cancer radiotherapy.

As of the end of 2024 and through the first quarter of 2025, the Company’s primary focus has been advancing the Hydrogel toward commercialization and regulatory approval, while managing its financial position following its reorganization. The Company’s common stock is quoted on the OTCQB market under the ticker “CSDX.”

In January 2025, the Company obtained exclusive license of MEDUSA, a next-generation disinfectant product, to market and commercialize within the U.S. markets. MEDUSA is an advanced long-acting surface disinfectant that has received regulatory clearance in the EU and UAE and is currently pending regulatory approval in the United States. MEDUSA’s commercialization is at an early stage, and its future market acceptance, sales levels, and regulatory outcomes remain uncertain.

Management has noted third-party industry reports estimating that the global disinfectant market exceeds USD 8 billion annually, including a 2024 estimate of approximately USD 8.4 billion from Persistence Market Research and a 2023 estimate of USD 8.6 billion from Allied Market Research. These figures are based on current market conditions and are highly dependent on data provider methodologies and definitions of market scope. There can be no assurance that the Company will capture any meaningful share of this market or achieve significant commercial success. We cannot give assurance on our ability to penetrate this market, the extent of any market share it may achieve, or the timing of such results. The inclusion of MEDUSA in the Company’s product lineup reflects management’s strategy to expand its operations by leveraging its experience with regulatory approvals and product distribution. Hydrogel remains the Company’s lead product candidate and the central focus of its development activities. Management, under the supervision of the Company’s executive officers and directors, has prepared this discussion and analysis to reflect the Company’s current operations, strategy, and expectations.

Market Risk and Sensitivity Analysis

As a development-stage medical technology company, CSDX is exposed to limited but identifiable market risks arising primarily from its financing, international operations, and supply chain arrangements. The Company does not engage in speculative trading or hold derivative financial instruments. Its exposure to market risk currently arises from instruments and transactions entered into for purposes other than trading.

The Company does not currently have interest-bearing debt obligations. Cash balances are maintained in U.S. dollar-denominated accounts with major financial institutions and are subject to nominal interest rate risk. A hypothetical 100-basis-point change in prevailing interest rates would not materially affect the Company’s results of operations or financial condition given its current cash position and lack of outstanding borrowings.

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Because the Company’s affiliates, suppliers, and licensors are located in Europe and the Middle East, the Company may be exposed to fluctuations between the U.S. dollar (USD), euro (EUR), and UAE dirham (AED). Currently, license fees and product costs are denominated primarily in euros. Based on the Company’s 2024 intercompany and regulatory expenditures denominated in euros, a hypothetical 10% strengthening of the euro against the U.S. dollar would have increased total expenses by approximately $12,000, assuming comparable transaction levels. The Company does not currently use foreign currency hedging instruments but may evaluate hedging strategies as cross-border activity expands.

The Company’s cost structure could be indirectly affected by fluctuations in the prices of medical-grade polymers, sterilization materials, and logistics inputs such as energy and packaging. These commodities are purchased through affiliates and contract manufacturers; however, sustained increases in raw material costs could increase manufacturing or import expenses. Management estimates that a 10% increase in material and shipping costs could increase total product acquisition costs by approximately 5–7%, depending on volume and mix.

The Company’s common stock trades on the OTCQB market and may be subject to high volatility due to limited trading volume, investor sentiment, and the Company’s early-stage status. A material decline in share price could reduce the Company’s ability to raise additional capital or use equity for future acquisitions.

Qualitative Discussion of Market Risk

The Company monitors market risk exposure through periodic management reviews and conservative financial policies. Management does not engage in speculative or leveraged investment strategies and seeks to minimize foreign exchange and interest rate exposure by:

•	Maintaining the majority of cash in U.S. dollar accounts;

•	Denominating intercompany payments in euros or U.S. dollars where practicable; and

•	Establishing fixed-price arrangements with suppliers and logistics providers to reduce commodity cost volatility.

Management believes that its current market risk exposures are not material to its consolidated financial position. However, as the Company expands its international operations and begins generating revenue, exposure to foreign currency, commodity price, and equity market volatility could increase. The Company intends to continually evaluate and, if appropriate, implement risk management strategies to mitigate such exposures.

Results of Operations

Fiscal Year 2024 Compared to 2023

For the fiscal year ended December 31, 2024, the Company generated modest revenues of $110,911, compared to $126,038 in the prior year 2023. This slight decline in revenue year-over-year reflects the Company’s early-stage operations and a continued focus on product development and regulatory preparation. These revenues stem from CSDX’s legacy service business (assisting with medical product distribution/approvals) or initial product sales, as full commercial sales of Hydrogel had not commenced by 2024. Despite the small decrease in top-line, the Company’s bottom-line improved year-over-year. CSDX reported a net profit of $761 for 2024, a turnaround from a net loss of $21,997 in 2023. This swing to roughly break-even results was achieved primarily through expense management.

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Operating expenses in 2024 totaled $110,150, down 25% from $148,035 in 2023. Notably, general and administrative (G&A) expenses were sharply lower in 2024 (only $395, versus $94,009 in 2023), indicating significant cost-cutting or the absence of prior-year one-time costs. By contrast, professional fees (which can include legal, consulting, and accounting costs) increased to $109,755 in 2024 from $54,026 in 2023. The higher professional fees in 2024 are attributable to corporate activities such as auditing, regulatory compliance, and the transactions surrounding the Hydrogel asset acquisition and public listing process. These professional costs were largely offset by the drastic reduction in G&A overhead, resulting in near break-even operating income of $761 for 2024 (versus a $21,997 operating loss in 2023). The improvement reflects management’s efforts to streamline operations and focus expenditures on essential corporate and development activities. Basic and diluted earnings per share were $0.00 for both years, given the negligible net income and the Company’s expanded share count after the 2023 equity issuance for the Hydrogel acquisition. Weighted average shares outstanding increased from about 110.8 million in 2023 to 137.3 million in 2024, reflecting new shares issued as part of the asset purchase and any other equity issuances during 2024.

Revenues

The Company is currently a development-stage enterprise focused primarily on the development, testing, and regulatory advancement of its product candidates, including CS Protect-Hydrogel and MEDUSA. The Company has not yet commenced commercial product sales.

Total revenues for the nine months ended September 30, 2025, were $94,200, compared to $106,381 for the same period in 2024, representing a decrease of approximately 11%. The limited revenues reported during the periods presented were not derived from product sales, but primarily from limited operational activities and licensing-related income involving affiliated entities within the CS Group while the Company continued to develop its products and pursue regulatory pathways.

The decline in revenues during the 2025 period primarily reflects lower activity levels and reduced one-time licensing-related income from affiliated entities relative to the prior year. Because the Company has not yet obtained the regulatory approvals necessary to directly market or sell its products in the United States, it did not generate revenue from direct product sales during the periods presented.

Cost of Sales

During the periods presented, the Company did not manufacture, distribute, or sell commercial products and therefore did not incur traditional product manufacturing, inventory, or distribution costs. As a result, the Company reported minimal or no cost of sales in its financial statements.

Operating expenses during these periods consisted primarily of administrative and corporate expenses, including professional service fees, OTC market fees, regulatory compliance costs, and other general corporate expenses.

As the Company advances its product candidates toward regulatory approval and potential commercialization, the Company expects that future revenues may include product sales, and cost of sales may begin to reflect manufacturing, distribution, and commercialization expenses associated with those activities.

Operating Expenses

Total operating expenses decreased significantly to $62,119 for the nine-month period ended September 30, 2025, from $92,933 for the same period in 2024. The reduction was mainly due to lower professional fees as several one-time legal, audit, and consulting engagements were completed in 2024. Research and development expenses were minimal as the Company shifted resources from product development to commercialization. General and administrative expenses rose modestly to $22,424, reflecting increases in compliance-related and reporting costs associated with the Company’s OTCQB listing status.

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Net Income

For the nine months ended September 30, 2025, the Company recorded net income of $32,081, compared with $13,448 in the prior-year period. The improvement resulted primarily from the reduction in operating expenses and the absence of any significant financing or debt-related costs.

Liquidity and Capital Resources

Capital Structure and Cash Position

CSDX’s financial condition at year-end 2024 reflects a company that has acquired a major intangible asset but has very limited liquidity. As of December 31, 2024, the Company’s balance sheet shows total assets of approximately $499.4 million, almost entirely consisting of the Hydrogel intangible asset valued at $499.4 million, with only $501 in cash on hand. By March 31, 2025, cash had increased to $51,386 (unaudited) as the Company received some funds from operations or small financing activities during Q1. Current assets at March 31, 2025 were $106,112, including cash and new accounts receivable of about $54,726, while current liabilities were $74,931 (primarily accounts payable and accruals). The working capital position remains strained – current liabilities slightly exceeded current assets at Q1’s end, and the cash on hand is minimal relative to the Company’s needs for product development and launch. CSDX has essentially no long-term debt as of Q1 2025, and total liabilities are very low (only ~$75K). However, stockholders’ equity is dominated by the large intangible asset value offset by a corresponding amount recorded in additional paid-in capital. The Company’s shareholders’ deficit was about $499.4 million at year-end 2024, reflecting the recognition of the hydrogel asset and the equity issued for its purchase. The accumulated deficit stood at $(4.77) million at December 31, 2024, only slightly improved to $(4.74) million by March 31, 2025 due to the small profits earned in late 2024 and Q1 2025. This deficit is the result of prior years’ losses, as the Company is only now moving toward profitability on a very small scale.

Cash Burn and Going Concern

The Company’s historical operations have been funded by equity infusions from its shareholders/parent group rather than by sustainable cash flows. Net cash used in operating activities continued in early 2025 given ongoing expenses and the need to build inventory and infrastructure for product launches. The going concern note in the 2024 financial statements emphasizes that the Company’s ability to continue as a going concern is dependent on improving profitability and obtaining financial support from shareholders or other external financing. Management acknowledges that additional capital will be required for the planned operational activities and that there is uncertainty regarding the ability to raise such capital. These conditions raise substantial doubt about CSDX’s ability to continue as a going concern absent new funding. The Company’s strategy to address this includes seeking external financing and leveraging the value of its assets to secure investment.

Financing Plans

CSDX recognizes that its current liquidity is limited thus, the Company took steps to bolster its capital resources. To address this need, the Company has authorized a private placement financing under Rule 506(c) of Regulation D of the Securities Act of 1933, as amended, intended to be offered solely to accredited investors. The Company seeks to raise up to $10 million, with a minimum target of $5 million.

If the Company is successful in raising the $5 million minimum, it intends to allocate the net proceeds approximately as follows:

•	U.S. based manufacturing – establish production capacity for the Hydrogel product subject to regulatory approval and commercialization in the United States;

•	Research and development – support additional clinical and product development activities for Hydrogel and other pipeline products;

•	Operational expansion – fund staffing, business development, and general corporate infrastructure to support growth; and

•	Regulatory activities – cover costs of license applications, approvals, and related regulatory filings in the United States and other jurisdictions.

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This offering will not be filed and neither of the securities being offered will be registered with the Securities and Exchange Commission. Instead, the Company will file a Form D notice within 15 days after the first sale of securities in the offering.

The ability to complete the financing on acceptable terms, or at all, remains uncertain. Failure to raise the minimum target keeps the Company reliant on interim support from its major shareholders for meeting obligations and would require the Company to scale back or delay its planned activities, including U.S. manufacturing and regulatory initiatives.

Capital Expenditures and Requirements

CSDX currently has no significant capital expenditures disclosed for 2024, as it does not yet have large-scale manufacturing facilities of its own (the Hydrogel production for initial markets may be handled through partners or existing capacity of the CS Diagnostics Group). However, in preparation for commercial launch, the Company will need to invest in production tooling, inventory build-up, and distribution capabilities, particularly as it approaches the U.S. market entry by 2026. The Company’s ability to raise additional capital through equity is evidenced by its prior issuances: in late 2023, it issued 110 million shares (valued at $500 million) to acquire the Hydrogel IP, and it has the option to issue more shares if needed (authorized common stock is 250 million shares). Potential future equity issuances could, however, result in dilution to existing shareholders. Besides equity financing, management may also explore strategic partnerships or licensing arrangements to share the costs of commercialization. At this time, the Company has no off-balance sheet arrangements or significant contractual obligations aside from standard accounts payable and the pending financing agreement.

In summary, CSDX’s liquidity position is presently very tight, but management has taken steps to secure needed capital. Successful consummation of the planned $5 million financing (or similar funding) is essential for the Company to fund its operations over the next 12-18 months, including completing regulatory approval processes and initiating product sales at scale. If such financing were to be delayed or fail to close, the Company would need to rely on further shareholder loans or curtail its activities. Management believes that the value of its core technology and the size of the market opportunities will ultimately enable the Company to obtain sufficient capital to execute its plans, but it recognizes the need to demonstrate progress (such as obtaining FDA approval and initial revenues) to maintain investor support. The Company will continue to monitor its cash flow closely and will update its capital plan as needed to ensure it can meet its short-term liabilities and invest in growth initiatives.

Critical Accounting Estimates and Judgments

The preparation of the Company’s financial statements in accordance with U.S. GAAP requires management to make estimates and judgments that affect the amounts reported in the financial statements and accompanying disclosures. Management evaluates these estimates on an ongoing basis based on historical experience, current conditions, and various assumptions that management believes are reasonable under the circumstances.

During the preparation of this Amendment No. 3, the Company reevaluated the accounting treatment previously applied to the transfer of the CS Protect-Hydrogel technology. In prior financial statements, the Company recognized an intangible asset related to this technology based on an external valuation obtained in connection with an internal asset transfer.

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Following further review of the applicable accounting guidance, including ASC 805-50 (Transactions Between Entities Under Common Control) and ASC 730 (Research and Development), management determined that recognition of the intangible asset was not appropriate because the transaction involved entities under common control and the transferred technology did not have a recorded carrying value at the transferor entity. As a result, the Company removed the previously recognized intangible asset and related additional paid-in capital from the financial statements.

Management accounted for this adjustment as a correction of a prior period error and revised the presentation of the affected financial statements accordingly. The Company also revised the presentation of the related non-cash transaction in the Statements of Cash Flows and will include the required disclosures under ASC 250-10-50-7 in connection with the amended financial statements.

Management continues to apply judgment in evaluating accounting policies and estimates related to the Company’s operations, including the recognition of revenues, regulatory compliance costs, and other operating expenses associated with the development and commercialization of its products.

Intangible Asset: CS Protect-Hydrogel Valuation

The Company previously obtained a valuation analysis relating to the Hydrogel technology from Tom Wrankmore (“Mr. Wrankmore”), a German certified public auditor located in Bad Lauchstädt, Germany. The analysis was commissioned by CS Pharma to evaluate the potential economic value of the hydrogel technology based on projected future economic benefits. Mr. Wrankmore is not an employee, officer, or director of the Company, and the Company is not aware of any direct financial relationship between Mr. Wrankmore and the Company or its Chief Executive Officer, Thomas Fahrhöfer, other than the engagement to prepare the valuation analysis.

The valuation report evaluated the potential economic value of the hydrogel technology using a discounted cash flow methodology based on assumptions regarding potential market size, projected pricing, anticipated manufacturing and distribution costs, and expected product life cycle. The analysis projected future cash flows and estimated the net present value of those projected economic benefits.

The independent analysis estimated a net present value of approximately €961 million based on projected global commercialization of Hydrogel.

The valuation analysis prepared by Mr. Wrankmore estimated a potential economic value of approximately €961 million based on projected future economic benefits of the Hydrogel technology. However, during the preparation of the third amendment to this Information Statement, management reevaluated the accounting treatment applied to the previously recorded Hydrogel intangible asset. In prior financial statements, the Company recognized an intangible asset related to the Hydrogel technology based on an external valuation obtained in connection with an internal asset transfer.

After further review, management determined that the transaction involved entities under common control and that the transferred technology did not have a recorded carrying value at the transferor entity. As a result, the Company concluded that the previously recorded intangible asset and related additional paid-in capital were not appropriate under U.S. GAAP, including the guidance in ASC 805-50 (Transactions Between Entities Under Common Control) and ASC 730 (Research and Development).

Accordingly, the Company corrected this error by removing the previously recorded intangible asset and related additional paid-in capital from the financial statements.

The correction also required revisions to the Statements of Cash Flows, where the previously recorded non-cash transaction had been presented. Because the recognition of the intangible asset represented a non-cash transaction, the related entries have been removed from the Statements of Cash Flows for the affected periods.

Management evaluated the impact of this correction in accordance with ASC 250-10-50-7 and revised the previously presented financial statements to reflect the correction. The revisions affect the Company’s previously reported total assets, additional paid-in capital, and accumulated deficit, as well as the presentation of non-cash transactions in the Statements of Cash Flows.

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Management has concluded that the correction relates solely to the accounting treatment of the Hydrogel technology transfer and does not affect the Company’s cash position or operating cash flows for the periods presented.

The accompanying financial statements for the affected periods have been revised to reflect the correction of this error and will be filed in an amended financial report.

Intangible Asset: MEDUSA Valuation

Similar to the Hydrogel product, the Company obtained a valuation analysis relating to the MEDUSA disinfectant product from Mr. Wrankmore. This valuation analysis was commissioned by CS Interpharm who developed the MEDUSA product and currently distributes the product in certain European and Middle Eastern markets.

The valuation report evaluated the potential economic value of the global distribution rights for the MEDUSA product using a discounted cash flow methodology based on projected future revenues, expected pricing, production costs, and distribution expenses.

The valuation analysis included projections based on potential commercialization across multiple geographic regions, including Europe, North America, the Middle East and Africa, and Asia/Pacific. These projections were intended to reflect the potential global market opportunity for the MEDUSA product across the CS Diagnostics group as a whole. The Company clarifies that it currently holds commercialization rights for MEDUSA within the United States, while CS Interpharm currently distributes the product in certain European and Middle Eastern markets.

The Company further clarifies that the valuation analysis relied primarily on forward-looking assumptions regarding market size, pricing, market penetration, and projected commercialization and did not incorporate historical sales data from CS Interpharm’s existing distribution of MEDUSA in Europe or the Middle East.

In prior disclosures, the Company presented internal projections of USD 80 million in revenue for 2025 and USD 460 million within three years. These projections are based on a third-party valuation study of MEDUSA and reflect a number of assumptions regarding market conditions and product adoption. Specifically:

•	Geographic Markets: The projections assume commercialization in Europe, North America, the Middle East & Africa, and Asia/Pacific, which together represent the majority of the global surface disinfectant market.

•	Market Size and Growth: The total addressable disinfectant market in these regions is estimated at approximately USD 5.46 billion in 2023, growing to USD 8.84 billion in 2030, representing a CAGR of approximately 7.1%.

•	Market Penetration: The forecasts assume MEDUSA achieves a 0.1% market share in 2025, increasing to approximately 3.0% by 2030, reflecting gradual adoption among healthcare, hospitality, and institutional customers.

•	Pricing: MEDUSA is expected to be offered in multiple formats (sprays and wipes) at price points ranging from approximately USD 2.49 to USD 10.99 per unit, positioning the product in the mid-market segment.

•	Cost Structure: Average gross margins are projected at 72–74%, based on production costs relative to expected price points. Distribution expenses are assumed at approximately 35% of sales, including partner/wholesaler margins, freight/logistics, and sales/marketing expenses.

•	Usage Effect: Because MEDUSA provides longer-lasting surface protection compared to alcohol-based disinfectants, the projections assume a weighted 15% reduction in application frequency by institutional customers such as hotels and hospitals.

These projections are subject to significant risks and uncertainties. MEDUSA has not yet received regulatory approval in the United States, and there can be no assurance that the assumptions underlying these forecasts will prove accurate, that regulatory approval will be obtained, or that actual results will not differ materially. Investors should not place undue reliance on these projections, which are presented solely to provide insight into management’s current expectations based on available data.

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The valuation report assumed that commercialization activities would begin in the fourth quarter of 2025, with market share gradually increasing thereafter based on projected adoption of the product in the identified target markets. These projections were based on assumptions regarding market demand, pricing levels, distribution costs, and the expected timing of regulatory approvals in various jurisdictions.

Management notes that the valuation is subject to significant risks and uncertainties, including regulatory outcomes, competition, adoption rates, and pricing dynamics. As of the date of this filing, MEDUSA has not received regulatory approval within the United States and has not generated revenue. There can be no assurance that actual results will be consistent with the assumptions used in the valuation.

The Company has removed the previously recorded intangible asset relating to these valuation reports from its balance sheet and now presents the valuation reports solely as background information describing management’s historical assessment of the potential economic value of the technologies.

Other areas of significant accounting judgment include:

•	Going Concern Assessment: As discussed in the Liquidity section, management must evaluate whether the Company can continue as a going concern for the next 12 months. This involves judgment about future financing and revenue. While the 2024 financials were prepared on a going concern basis, substantial doubt was disclosed, and management’s plans to alleviate that doubt (through financing and improving profitability) were outlined. This assessment is revisited in each reporting period.

•	Deferred Tax Assets: The Company has accumulated losses (approximately $4.7 million deficit) that could give rise to deferred tax assets. However, given the Company’s short operating history in its new line of business and uncertainty about future taxable income, management has determined that a full valuation allowance is necessary. This means no deferred tax asset is recognized on the balance sheet for net operating loss carryforwards, since it is not “more likely than not” that such assets would be realized. This judgment affects the tax expense and will be revisited if the Company begins generating substantial taxable profits.

•	Revenue Recognition: While current revenues are small, management ensures proper cut-off and recognition of all service and product revenues. The Company currently generates minimal consulting revenue from affiliated entities for providing support on certain U.S.-related matters, and such revenue is recognized when the related services are performed and earned. Any product sales will be recognized upon delivery of product to customers (assuming no further performance obligations). Given that some Q1 2025 sales were on credit, the Company also evaluates collectability. To date, revenue recognition has not involved complex arrangements, but as product sales grow (especially with MEDUSA and Hydrogel in multiple markets), management will need to consider any licensing deals, consignment arrangements, or usage-based pricing which could introduce more complexity.

•	Stock-Based Transactions: The Company’s issuance of shares for asset acquisition and any future equity financing (such as the Series C Preferred proposed issuance) are accounted for at fair value. Management relies on valuation techniques to determine fair value of shares, especially since the stock is thinly traded. Any discrepancy in these estimates would affect additional paid-in capital and could have tax implications for the parties involved.

Management believes that the above critical accounting estimates are based on reasonable assumptions and consistently applied. However, actual results could differ from these estimates, and changes in assumptions or market conditions could require adjustments to carrying values or recognition of additional expenses in future periods. The Company’s audit for 2024 resulted in an unqualified opinion with no critical audit matters identified beyond the going concern emphasis, indicating that the external auditors concurred with management’s accounting treatments and estimates as of that time.

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Known Trends, Events, and Uncertainties

As CSDX moves beyond its restructuring phase and into active commercialization, several key trends, events, and uncertainties will influence its financial condition and operations:

Regulatory Approval and Commercialization Timeline

CS Protect-Hydrogel

The Company has submitted its 510(k) premarket-notification application for Hydrogel to the US FDA. Based on guidance from the Company’s regulatory consultants, management understands that the typical FDA review period for medical devices of this type may range from approximately six to twelve months; however, the Company currently anticipates that the review process may extend beyond normal timeframes due to recent federal government closures and resulting administrative delays.

The timing and outcome of any regulatory determination remain uncertain and are entirely subject to the FDA’s review process, which may take longer than management currently anticipates. The Company has not received any clearance or approval from the FDA, and there can be no assurance that such authorization will be obtained in a timely manner, if at all.

MEDUSA

The Company is also preparing for regulatory submission of MEDUSA, its disinfectant product, to the EPA. The process is expected to involve registration of Polyquat DMA/E 50 as a new active ingredient for non-food contact uses, along with applications for end-use products. This review requires extensive chemistry, toxicology, ecotoxicology, and environmental fate data. Based on preliminary guidance from regulatory consultants, management anticipates that the EPA review process could extend for a year or longer, but the duration is inherently uncertain and may vary depending on data requirements and the EPA’s review process.

The timing and outcome of FDA and EPA reviews are inherently uncertain, and regulatory approvals may not be obtained in a timely manner, or at all. Delays or failures in securing approval would materially affect the Company’s ability to commercialize its products. See Risk Factors—Risks Related to Regulatory Approval for a more complete discussion of these uncertainties.

Product Launch and Manufacturing

CSDX is preparing to scale-up production of Hydrogel as it advances toward commercialization. Management currently plans for U.S. production to commence in the first quarter of 2027, subject to obtaining necessary regulatory approvals and securing adequate financing to fund manufacturing, validation, and initial market launch activities. Activities during 2026 are expected to focus on establishing manufacturing processes, including technology transfer to a U.S.-based manufacturing site or contract manufacturer, and securing supply chain logistics. Broader trends in the medical technology industry—such as supply chain disruptions and cost inflation—may affect the Company’s ability to source raw materials and sterile packaging on acceptable terms. The ability to meet production timelines by early 2027 is uncertain, and any operational hurdles or delays in facility readiness could impact the product launch schedule.

Management’s decision to pursue equity financing in 2026, including the $5 million loan agreement previously disclosed, is tied to funding these manufacturing and launch activities. Investors will be able to monitor the Company’s progress by reviewing updates provided in the Company’s SEC filings regarding: (i) the status of regulatory submissions and approvals, (ii) progress in establishing U.S. manufacturing capacity, and (iii) steps taken to secure supply chain and distribution channels. See Risk Factors—Related to Business.

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Market Adoption and Competition

Upon entering the market, Hydrogel will face competition from at least one well-established product. Boston Scientific’s SpaceOAR hydrogel (acquired from Augmenix) is currently the leading tissue spacer for prostate cancer radiotherapy and has an installed base of users. While Hydrogel is positioned as a next-generation spacer with broader applications, it may initially compete directly with SpaceOAR in the prostate cancer segment. Boston Scientific’s resources and relationships with hospitals could pose a competitive challenge. These competitive advantages, such as eliminating contamination risk and preventing potential errors in preparation, will be key selling points to drive adoption by radiation oncologists and urologists. Market acceptance is a potential uncertainty; the medical community will need to be educated on the hydrogel’s benefits, and CSDX may need to sponsor additional clinical studies or publish data demonstrating improved outcomes (e.g. reduced side effects or the ability to safely escalate radiation doses). The broader trend in oncology toward hypofractionation (fewer, higher-dose treatments) could work in the Company’s favor – a spacer that reliably protects healthy tissue can enable such treatment protocols. If Hydrogel can facilitate safer hypo fractionated radiotherapy, it could accelerate adoption in modern cancer care settings.

Commercial Potential vs. Risks

The market potential for Hydrogel is significant, as indicated by the valuation references: management often notes that a predecessor product was bought for $500 million, underscoring the high value placed on effective spacer technologies in radiation oncology. The Company’s current development efforts for Hydrogel focus on its potential use as a hydrogel spacer in connection with radiation therapy for prostate cancer. Under the Company’s existing license arrangements relating to the Hydrogel technology, the licensed field of use is currently limited to prostate cancer applications. While hydrogel spacer technologies may potentially have applications in other oncology indications, including certain gynecological or gastrointestinal cancers where organ spacing could reduce collateral radiation exposure, the Company does not currently hold commercialization rights for those additional indications under its existing license agreements.

Accordingly, the Company’s near-term commercialization strategy is focused on prostate cancer radiation therapy applications. If successful within this field, Hydrogel could generate meaningful revenue opportunities within the prostate cancer treatment market. However, this potential comes with execution risks. The Company is still small and will need to form distribution partnerships or build a salesforce to reach hospitals and clinics in the territories in which it holds commercialization rights. Establishing relationships with key opinion leaders in radiation oncology is crucial for driving adoption.

The Company’s rights to develop and commercialize Hydrogel arise from license arrangements involving DWI and an affiliate of the Company. CSDX benefits from exclusive rights within the licensed field of use to market, distribute, and commercialize the Hydrogel product subject to the limitations contained in the applicable license agreement, providing a degree of competitive protection within that licensed scope. This exclusivity may support early commercial traction and may reduce the likelihood of competing products using the same licensed technology entering the same markets in the near term.

Another factor that may influence commercial adoption is reimbursement. Insurance coverage in the U.S. and internationally will play an important role in hospital utilization decisions. For example, existing spacer products used in prostate radiation therapy obtained specific reimbursement codes; CSDX will need to seek similar coverage where applicable, otherwise the out-of-pocket cost to patients could limit usage..

Diversification and Other Products

A notable development during the first quarter of 2025 was the launch of the MEDUSA disinfectant product. This reflects a diversification of the Company’s activities to include infection control products in addition to therapeutic devices. MEDUSA’s commercialization is at an early stage, and its future market acceptance, sales levels, and regulatory outcomes remain uncertain. Management has articulated internal objectives for MEDUSA that, if achieved, could expand the scale of the Company’s operations; however, there can be no assurance that these objectives will be realized in whole or in part.

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The Company has also explored brand-building initiatives to support MEDUSA, including preliminary discussions with a major European football club regarding potential sponsorship opportunities. Those negotiations have since been halted, and management does not intend to pursue such opportunities until the Company receives regulatory clearance in the United States to market MEDUSA.

MEDUSA presents a distinct regulatory and commercial profile compared to Hydrogel. Whereas Hydrogel is regulated as a medical device subject to FDA clearance and specialist marketing, MEDUSA requires approval by the EPA in the United States and competes in a broader consumer and institutional disinfectant market with numerous established manufacturers. The extent to which the Company can successfully balance resources between these two product lines, and the timing of any regulatory approvals, remain important uncertainties for investors to consider.

Management and Organizational Changes

Another development in late 2024 was changes to the Company’s board and executive team. In August 2024, new directors and officers were appointed, including a Vice President/CFO and additional independent directors, while some prior directors stepped down. These changes brought in individuals with specific expertise—such as a Chief Operating Officer with medtech experience and new board members with industry connections—which may influence the Company’s strategic direction and operational execution. Such changes can impact the Company’s strategic direction and operational execution.

In early 2025, the Company engaged in preliminary discussions with potential investors regarding a possible private placement of its Series C Preferred Stock; these discussions were summarized in a non-binding letter of intent and did not result in a definitive agreement. Management continues to evaluate financing alternatives to support its commercialization objectives. The Company’s ability to grow will also depend on hiring qualified personnel in R&D, regulatory affairs, and sales, as competition for talent in the medtech field remains high, which could increase short-term expenses.

Macroeconomic and Market Conditions

CSDX operates in the healthcare sector, which is generally less cyclical than other industries, but it is not immune to broader economic conditions. Inflationary pressures could increase the cost of raw materials for the hydrogel or components for packaging. Currency fluctuations may also affect the Company since part of its operations (and manufacturing or parent company support) is in Europe – the valuation of the Hydrogel was initially done in euros and then converted to USD. If the dollar/euro rate changes significantly, it could impact cost structures or the perceived value of overseas funding. Additionally, capital market conditions in 2025 will determine how easily the Company can raise further equity. Micro-cap public companies can face volatile trading and difficult financing environments if investor sentiment turns negative. The OTCQB listing provides a platform, but ultimately CSDX may seek an uplist to a national exchange to access a broader pool of investors – such ambitions would depend on meeting certain financial and governance criteria, which remain a longer-term consideration.

Manufacturing, Suppliers, and Supply Chain Risks

As the Company prepares for commercialization of its licensed products, Hydrogel and MEDUSA, its reliance on its affiliates represents a key uncertainty. The Company does not manufacture either product internally.

For Hydrogel, the Company has not yet engaged a commercial manufacturer. If FDA clearance is obtained, the Company expects to contract with a suitable U.S. based facility for production.

49	www.csdcorp.us

For MEDUSA, production is currently handled by third-party manufacturers through the Company’s affiliates: Turkuaz Factory manufactures MEDUSA for the European market under CS Pharma, and Gulf Center Group manufactures MEDUSA for the Middle East market under CS Interpharm. If MEDUSA receives EPA authorization, the Company intends to contract with a U.S. based manufacturer for production and distribution in the American market.

The Company’s supply chain depends on a limited number of manufacturers and suppliers. Broader industry trends, including supply chain disruptions, cost inflation, and regulatory requirements affecting third-party manufacturers, may adversely impact the availability of raw materials, packaging, and finished products. Any disruption in these relationships could delay commercialization, increase costs, or otherwise affect the Company’s ability to meet projected timelines.

Conclusion

The path forward for CS Diagnostics Corp. presents opportunities as well as significant uncertainties. The Company is in the process of developing Hydrogel, which it believes may represent a novel approach in the medical device space, along with MEDUSA, a long-acting disinfection product. Neither product has received marketing authorization in the United States, and there can be no assurance that regulatory approval will be obtained in a timely manner, or at all.

Like many emerging growth companies, CS Diagnostics faces challenges including obtaining required regulatory approvals, scaling up manufacturing and sales, securing adequate financing, and competing with established industry participants, all while transitioning into an SEC-reporting company subject to enhanced disclosure and compliance requirements. Management has prepared forward-looking statements regarding potential future milestones, such as possible FDA approval of Hydrogel, anticipated timelines for U.S. production, and potential revenue generation. These statements reflect management’s current plans and observations, but are inherently subject to numerous risks and uncertainties.

Actual results may differ materially from management’s expectations due to factors such as the timing and outcome of regulatory processes, competitive dynamics, availability of capital, and the Company’s ability to execute its commercialization strategy. Investors should carefully review the risk factors and uncertainties described in this filing when evaluating the Company’s prospects.

Going forward

CS Diagnostics Corp. intends to continuously update stakeholders on its progress. The Company’s management remains confident that by focusing on its core strengths –regulatory expertise, licensing and commercialization of medical technologies, and strategic partnerships – it can navigate the upcoming challenges and build a sustainable, high-growth business that delivers long-term shareholder value. Looking ahead this 2026, the Company expects to achieve key milestones, including, without limitation, FDA approval for Hydrogel, securing additional financing, and advancing initial market launches. The Company’s financial health and operational results will hinge on the successful realization of these objectives. All forward-looking statements in this MD&A are made as of the current date and are subject to the safe harbor provisions; actual outcomes will be reported in future filings, and management undertakes to update its guidance as appropriate in light of new information or changes in circumstances.

LEGAL PROCEEDINGS

From time to time, we may become involved in various legal or administrative claims and proceedings arising in the ordinary course of business.

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U.S. District Court for the Northern District of Texas: CS Diagnostics Corp. v. Wilson, Case No. 3:25-cv-01158-N

In May 2025, the Company filed a civil action in the United States District Court for the Northern District of Texas captioned CS Diagnostics Corp. v. Wilson, Case No. 3:25-cv-01158-N. The action arises from a dispute with a former business associate relating to rights associated with the MEDUSA product line.

According to the complaint, the defendant previously relinquished certain rights relating to the MEDUSA product in exchange for shares of the Company but later asserted ownership claims and represented to third parties that he retained rights to sell or commercialize MEDUSA. The Company filed the action to protect its contractual and commercialization rights relating to the product, including its exclusive rights to market and distribute MEDUSA within the United States pursuant to its license agreement with CS Interpharm.

The complaint seeks equitable relief and other remedies relating to the defendant’s alleged interference with the Company’s rights. The court has granted jurisdictional discovery and has stayed the matter pending completion of that discovery. As of the date of this Amendment, jurisdictional discovery remains ongoing.

U.S. District Court for the District of Wyoming: CS Diagnostics Corp. v. Wilson, Case No. 25-cv-213-SWS

On or about July 17, 2025, the Company became aware that a third party was soliciting the sale of MEDUSA while claiming ownership rights in the product. Shortly thereafter, a potential purchaser contacted the Company regarding these claims. To protect its interests, on September 10, 2025, the Company filed a civil action in the United States District Court for the District of Wyoming, captioned CS Diagnostics Corp. v. Wilson, Case No. 25-cv-213-SWS, seeking damages, restitution, declaratory judgment, a permanent injunction, and other equitable relief to enforce its rights under the Exclusive License and Distribution Agreement. The Defendant moved to dismiss, and the Wyoming court subsequently dismissed the action and directed the Company to pursue its claims in the Texas court, where related jurisdictional proceedings remain pending.

The Company cannot predict the outcome, duration, or timing of these matters, and no provision for loss has been recorded in its financial statements as of the date of this filing.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 11, 2026	CS Diagnostics Corp.

	By:	/s/Mohammad EsSayed
Mohammad EsSayed
Group CFO, VP

51	www.csdcorp.us

52	www.csdcorp.us

Condensed Consolidated Balance Sheets

CS DIAGNOSTICS CORP. CSDX
BALANCE SHEET
FOR THE PERIOD ENDED SEPTEMBER 30 2025

	September 30, 2025 (Unaudited)	December 31, 2024 (Audited)
Assets
Current Assets
Cash	13	501
Other Receivables	31,000	-
Total Current Assets	$31,013	$501
Intangible Assets	499,400,000	499,400,000
Total Assets	$499,431,013	$499,400,501
Liabilities and Stockholders’ Deficit
Current Liabilities
Account Payables	1,609	1,428
Non-current liabilities		-
Total Liabilities	$1,609	$1,428
Shareholder's Equity / (Deficit)
Common stock, $0.00001 par value; 250,000,000 shares authorized,137,340,200 shares issued and outstanding as of September 30, 2025	1,373	1,373
Preferred stock Series A, $0.00001 par value;1,000,000 shares authorized, 10 shares issued and outstanding as of September 30, 2025	-	-
Preferred stock Series B, $0.00001 par value; 20,000,000 shares authorized, 19,992,575 shares issued and outstanding as of September 30, 2025	2,000	2,000
Preferred stock Series C, $0.00001 par value; 4,000,000 shares authorized, 0 shares issued and outstanding as of September 30, 2025	40	-
Additional paid-in capital	504,161,838	504,163,629
Accumulated deficit	(4,735,847)	(4,767,928)
Total Stockholders’ Equity /(Deficit)	$499,429,404	$499,399,073

Total Liabilities and Stockholders' Equity /(Deficit)	$499,431,013	$499,400,501

. The accompanying notes are an integral part of these financial statements

F-1	www.csdcorp.us

Condensed Consolidated Statement of Operations

STATEMENT OF OPERATIONS
FOR THE PERIOD ENDED SEPTEMBER 30, 2025 (Unaudited)

	For The Three Months Ended September 30 2025	For The Three Months Ended September 30 2024	For The nine Months Ended September 30 2025	For The nine Months Ended September 30 2024

Revenue	23,050	7,964	94,200	106,381

Revenue	$23,050.00	$7,964.00	$94,200.00	$106,381.00

Operating Expenses
Professional Fee	23,162	7,358	39,695	92,622
Research & Development expenses	0		0
General & Administrative Expenses	70	70	22,424	311
Total Operating expenses	23,232	7,428	62,119	92,933

Income/loss) from Operations	$(182)	$536	$32,081	$13,448

Other Income / (Expense)	-
Debt Written off

Net Income / (loss)	$(182)	$536	$32,081	$13,448
Basic and diluted loss per share	0.00	0.00	0.00	0.00
basic and diluted loss weighted average shares	137,430,200	129,790,200	137,430,200	123,290,200

The accompanying notes are an integral part of these financial statements.

F-2	www.csdcorp.us

Condensed Consolidated Statement of Stockholders (Deficit)

CS DIAGNOSTICS CORP.
STATEMENT OF STOCKHOLDERS (DEFICIT)
FOR THE PERIOD ENDED SEPTEMBER 30, 2025

	Preferred Stock B		Preferred Stock C		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total

Balance, January 1, 2024	20,000,000	$2,000	$0	$0	110,790,200	$1,018	$504,173,122	$(4,798,689)	$499,407,451
Reversed Stock Split	-	-			-	-	-	-	-
Shares Issued/Converted	(1,325)	$0	$0	$0	26,500,000	$355	$(9,493)	-	$(9,138)
Net income (loss) for the year	-	-			-	-	-	$761	$761
Balance, December 31, 2024	19,998,675	$2,000	$0	$0	137,290,200	$1,373	$504,163,629	$(4,767,928)	$499,399,073

Balance, June 30, 2025	19,992,575	2,000	4,000,000	40	137,340,200	1,373	504,163,629	(4,735,665)	499,431,181
Shares Issued/Converted							$(1,751)		$(1,751)
Net income (loss) for the period ended September 30,2025								$(182)	$(182)
Shares Issued in acquisition of Assets
Balance, September 30, 2025	19,992,575	2,000	4,000,000	40	137,340,200	1,373	504,161,838	(4,735,847)	499,429,404

The accompanying notes are an integral part of these financial statements.

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Condensed Consolidated Statement of Cash Flows

CS DIAGNOSTICS CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD ENDED SEPTEMBER 30, 2025 (Unaudited)

	For the Nine Months Ended September 30
	2025	2024

Cash flows from operating activities

Net profit/ (loss)	32,081	4,885
Adjustment to reconcile net loss to net cash used in operating activities
Changes in assets and liabilities
Other Receivables	(31,000)	26,100
Account payables	(1,609)	893

Net cash used in operating activities	$(528)	$31,878

Cash flows from investing activities

Intangible Asset		(44,401)
Net cash provided by Investing activities		$(44,401)

Cash flows from financing activities

Series C Shares	40	-

Net cash provided by financing activities	$40	$44,401.00

Net increase /(decrease) in cash	(488)	31,878
Cash beginning of period	501	9,730
Cash end of period	$13	$41,608

The accompanying notes are an integral part of these financial statements.

F-4	www.csdcorp.us

CS Diagnostics, Corp.

Notes to the Financial Statements

September 30, 2025, and December 31, 2024

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

CS Diagnostics Corp., (the "Company") a Wyoming Corporation in the United State, CS Diagnostics Corp., is a United States based Corporation, its focus is on improving therapy results and reducing side effects. In addition, it offers international companies in the medical industry access to markets and the service of approval of medical products in Europe and the MENA regions. Furthermore, it develops its own products with the aim of maximizing patient benefit. We work hand in hand with universities, experts and experienced users as well as with our users, as well as with our own R&D team, in order to always offer the most innovative products in medical technology.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimated useful lives of property and equipment. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of cash and accounts receivable. The Company’s cash is deposited with major financial institutions. At times, such deposits may be in excess of the Federal Deposit Insurance Corporation insurable amount.

Cash and Cash Equivalents

The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less as cash and cash equivalents. The carrying amount of financial instruments included in cash and cash equivalents approximates fair value because of the short maturities for the instruments held. There were no cash equivalents for the period ended March 31, 2024, and 2023

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic No. 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as described below:

Level 1:    Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2:    Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable, either directly or indirectly. Level 2 inputs include quoted prices for similar assets, quoted prices in markets that are not considered to be active, and observable inputs other than quoted prices such as interest rates.

Level 3:    Level 3 inputs are unobservable inputs.

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The following required disclosure of the estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows: Accounts Receivable, and Accounts Payable. The items are generally short-term in nature, and accordingly, the carrying amounts reported on the consolidated balance sheets are reasonable approximations of their fair values.

The carrying amounts of Notes Payable approximate the fair value as the notes bear interest rates that are consistent with current market rates.

Income Taxes

We follow ASC 740-10-30, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

We adopted ASC 740-10-25 (“ASC 740-10-25”) with regard to uncertainty income taxes.  ASC 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under ASC 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740-10-25 also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures.  We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC 740-10-25.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented. For the period ended September 30, 2025 and 2024, the diluted loss per share is the same as the basic loss per shares as the inclusion of any potentially dilutive shares would result in anti- dilution due to the net loss incurred by the Company.

Recent Accounting Pronouncements

The Company has implemented all applicable accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared assuming the company will continue as a going concern as disclosed in Note 3 to the financial statement, the Company has accumulated deficit of $(-4,735,847) on September 30, 2025. The continuation of the Company as a going concern through September 30, 2025, is dependent upon improving profitability and the continuing financial support from its stockholders. Management believes the existing shareholders or external financing will provide additional cash to meet the Company’s obligations as they become due.

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The Company requires capital for its contemplated operational activities. The Company’s ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these uncertainties.

NOTE 4 – INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carry forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The U.S. federal income tax rate of 21% is being used.

Net deferred tax assets consist of the following components as of:

	September 30, 2025	December 31, 2024
Federal income tax benefit attributable to:
Current Operations	$—	$-
Less: valuation allowance	—	-
Net provision for Federal income taxes	$—	$—

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the fiscal years ending, due to the following:

	September 30, 2025	December 31, 2024
Deferred tax asset attributable to:
Net operating loss carryover	$—	$—
Less: valuation allowance	—	—
Net deferred tax asset	$—	$—

On September 30, 2025, the Company had net operating loss carry forwards of approximately $(4,735,847) that may be offset against future taxable income from the year 2022 to 2040. No tax benefit has been reported on September 30 2025, financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal Income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2015.

NOTE 5 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were issued and has identified the following events to disclose in these financial statements.

F-7	www.csdcorp.us